UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss.240.14a-12

ELIZABETH ARDEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on November 14, 2007

          The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Wednesday, November 14, 2007, at 10:00 a.m., local time, at our corporate offices located at 2400 S.W. 145th Avenue, Miramar, Florida 33027, for the following purposes, as described in the attached proxy statement:

1.	To elect a board of seven directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.

To approve an amendment to our 2004 Stock Incentive Plan to (i) increase the number of shares of our common stock, par value $.01 per share, which may be granted under the 2004 Stock Incentive Plan from 2,000,000 to 2,700,000, (ii) re-approve the business criteria and limits that may be used in establishing performance-based awards, and (iii) make certain other administrative changes, as more specifically outlined in the attached proxy statement;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

          The board of directors has fixed the close of business on September 17, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting and during the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate offices at 2400 S.W. 145th Avenue, Miramar, Florida 33027.

          It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. Many shareholders who hold their shares in the street name of a bank or brokerage firm may have the option to vote by telephone or the Internet. We urge you to vote by telephone or the Internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card for further instructions on voting. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Also, you may revoke your proxy by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy at any time before it is voted.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida
October 12, 2007

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET WHERE POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ELIZABETH ARDEN, INC.
________________________

PROXY STATEMENT
_________________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 14, 2007

General

          This proxy statement is being furnished to holders of common stock, par value $.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our corporate offices located at 2400 S.W. 145th Avenue, Miramar, Florida 33027, at 10:00 a.m., local time, on November 14, 2007, and at any adjournment or postponement of this meeting, for the purposes set forth in the accompanying notice of meeting.

          It is anticipated that our annual report for the fiscal year ended June 30, 2007, this proxy statement and the accompanying form of proxy card will be first mailed to our shareholders on or about October 12, 2007. The annual report is not to be regarded as proxy soliciting material.

Outstanding Shares and Voting Rights

          Only holders of record of our common stock at the close of business on September 17, 2007 are entitled to notice of and to vote at the annual meeting. On that date, there were 28,829,888 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of our common stock have one vote per share on all matters.

          A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers that do not receive instructions from beneficial owners may exercise their discretionary voting power with respect to the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

          Our by-laws provide that, if a quorum is present at a meeting of shareholders, a matter is approved by our shareholders if the votes cast at the meeting in favor of a matter presented for shareholder approval exceed the votes cast against such matter, except as otherwise provided by law. Consequently, the number of shares of common stock represented in person or by proxy, and entitled to vote at the meeting, that are voted in favor of our proposed amendment to our 2004 Stock Incentive Plan and the proposed ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2008, must exceed the number of shares voted against the approval of such matters in order for these proposals to be approved by our shareholders. Abstentions and broker non-votes, if any, are not counted as votes "for" or "against" any proposals. The Florida Business Corporation Act provides that directors are elected by a plurality of the votes cast. This means that the seven nominees for director who receive the most votes are elected. Abstentions and broker non-votes, if any, have no effect on whether a nominee for director is elected.

          Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting, and not revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted:

—	FOR the election of all of the nominees for director,

—	FOR the approval of the proposed amendment to the 2004 Stock Incentive Plan,

—	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2008, and

—	in the discretion of the proxy holders as to any other matter which may properly come before the annual meeting.

          You are requested, regardless of the number of shares that you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank or brokerage firm, vote by telephone or through the Internet. Each shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. If you hold shares through a bank or in a brokerage account and you plan to vote in person at the annual meeting, you will need to bring valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of September 24, 2007 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and (ii) the beneficial ownership of common stock by (a) each of our directors and nominees for director, (b) the chief executive officer and each of the other named executive officers as set forth in the Fiscal 2007 Summary Compensation Table below and (c) all of our directors and executive officers as a group, without naming them: The percentage of beneficial ownership set forth below is based on 28,975,653 shares of our common stock outstanding on September 24, 2007.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)

E. Scott Beattie(3)	1,852,931	6.2%
Fred Berens(4)	862,088	3.0%
Maura J. Clark(5)	--	--
Richard C. W. Mauran(6)	1,831,698	6.3%
William M. Tatham(7)	59,180	*
J. W. Nevil Thomas(8)	244,484	*
Paul F. West(9)	394,286	1.3%
Joel B. Ronkin(10)	220,173	*
Stephen J. Smith(11)	270,741	*
Jacobus A. J. Steffens(12)	109,657	*
Ronald L. Rolleston(13)	158,323	*
Goldman Sachs Asset Management, L.P.(14)	1,493,078	5.2%
M&G Investment Funds 1(15)	1,480,101	5.1%
Wells Fargo & Company(16)	1,859,650	6.4%
All directors and executive officers as a group (15 persons)(17)	6,380,536	20.5%

*	Less than one percent of the class.

(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, 2nd Floor, Miramar, Florida 33027.

(2)

Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such person that may be exercised within 60 days after September 24, 2007. Also includes unvested shares of restricted stock, including market-based restricted stock (MBRS), performance-based restricted stock (PBRS) and service-based restricted stock (SBRS), as to which such person has voting power but no dispositive power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

(3)

Includes (i) 710,464 shares of common stock, (ii) 27,734 shares of SBRS, (iii) 108,800 shares of MBRS, (iv) 52,867 shares of PBRS, and (v) 953,066 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 710,464 shares are held by brokers in margin accounts.

(4)

Includes (i) 797,588 shares of common stock and (ii) 64,500 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 696,835 shares are held by brokers in margin accounts.

(5)	The address of Ms. Clark is 263 Tresser Boulevard, One Stamford Plaza, 8th Floor, Stamford, CT 06901.

(6)

Includes (i) 1,467,198 shares of common stock owned by Euro Credit Investments Limited and 300,000 shares of common stock owned by Sloan Financial Corporation, companies controlled by Mr. Mauran and (ii) 64,500 shares of common stock issuable upon the exercise of stock options. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England.

(7)

Includes (i) 3,230 shares of common stock owned individually by Mr. Tatham, (ii) 6,950 shares of common stock owned by Mr. Tatham's spouse, and (iii) 49,000 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse. The address of Mr. Tatham is 4101 Yonge Street, Suite 501, Toronto, Ontario M2P 1N6 Canada.

(8)

Includes (i) 7,665 shares of common stock owned individually by Mr. Thomas, (ii) 5,119 shares of common stock owned by Sandringham Capital Services Corp., a company controlled by Mr. Thomas, (iii) 137,425 shares of common stock held by Marchoak, Inc., a company owned by Mayfront Trust, of which Mr. Thomas' spouse has voting control, (iv) 3,594 shares of common stock held in trusts for the benefit of Mr. Thomas' children and for which Mr. Thomas serves as co-trustee with his spouse, (v) 2,925 shares of common stock owned by Mr. Thomas' spouse, (vi) 23,256 shares of common stock owned by S.E.T. Holdings Corporation, a corporation controlled by Mr. Thomas' spouse, and (vii) 64,500 shares of common stock issuable upon the exercise of stock options. Mr. Thomas disclaims beneficial ownership as to the shares of common stock owned by his spouse, Marchoak, Inc., the trusts of which he and his spouse serve as trustees and S.E.T. Holdings Corporation. The address of Mr. Thomas is 130 Adelaide Street West, Oxford Tower, Suite 2900, Toronto, Ontario M5H 3P5 Canada.

(9)	Includes (i) 56,387 shares of common stock, (ii) 54,000 shares of MBRS, (iii) 9,867 shares of PBRS, and (iv) 274,032 shares of common stock issuable upon the exercise of stock options.

(10)

Includes (i) 29,388 shares of common stock, including 1,000 shares owned by Mr. Ronkin together with his wife as joint tenants with right of survivorship, (ii) 13,834 shares of SBRS, (iii) 27,000 shares of MBRS, (iv) 21,534 shares of PBRS, and (v) 128,417 shares of common stock issuable upon the exercise of stock options.

(11)

Includes (i) 32,173 shares of common stock, (ii) 10,634 shares of SBRS, (iii) 18,000 shares of MBRS, (iv) 17,034 shares of PBRS, and (v) 192,900 shares of common stock issuable upon the exercise of stock options.

(12)

Includes (i) 31,257 shares of common stock, (ii) 24,000 shares of MBRS, (iii) 9,001 shares of PBRS, (iv) 4,400 shares of SBRS, and (v) 40,999 shares of common stock issuable upon the exercise of stock options.

(13)

Includes (i) 32,693 shares of common stock, (ii) 24,000 shares of MBRS, (iii) 12,634 shares of PBRS, (iv) 6,534 shares of SBRS, and (v) 82,462 shares of common stock issuable upon the exercise of stock options.

(14)

Based on Amendment No. 1 to Schedule 13G dated December 31, 2006, filed by Goldman Sachs Asset Management, L.P., which reflects sole voting power with respect to 1,300,609 of these shares and sole dispositive power with respect to all of these shares. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.

(15)

Based on a Schedule 13G dated August 2, 2007 filed by M&G Investment Funds 1, which reflects shared voting and dispositive power with respect to all of the shares. The address of M&G Investment Funds 1 is Governor's House, Laurence Pountney Hill, London EC4R 0HH.

(16)

Based on a Schedule 13G dated December 31, 2006 filed by Wells Fargo & Company, which reflects sole voting power with respect to 1,763,275 of these shares and sole dispositive power with respect to 1,770,240 of these shares. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(17)	Includes 2,115,928 shares of common stock issuable upon exercise of stock options.

PROPOSAL 1 --
ELECTION OF DIRECTORS

Information about the Nominees

          Seven directors are to be elected at the annual meeting. Our Amended and Restated Articles of Incorporation provide that the number of directors constituting the board of directors shall not be fewer than one person, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire board. The board of directors has fixed the number of directors at seven.

          The seven nominees named below are currently serving as our directors and, based on the recommendation of the nominating and corporate governance committee, have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

          The names of the nominees for our board of directors and information about them are set forth below.

          E. Scott Beattie, age 48, has served as chairman of our board of directors since April 2000, as our president and chief executive officer since August 2006, as our chief executive officer since March 1998 and as one of our directors since January 1995. Mr. Beattie served as our president from April 1997 to March 2003, as our chief operating officer from April 1997 until March 1998, and as vice chairman of the board of directors and assistant secretary from November 1995 to April 1997. Mr. Beattie is a director of ObjectVideo, Inc., an information technology company. Mr. Beattie is also a director and a member of the executive committee of the Cosmetic, Toiletry & Fragrance Association, a director of the Fragrance Foundation, and a member of the advisory board of the Ivey Business School.

          Paul West, age 57, has served as vice chairman of our board of directors since August 2006. Previously, Mr. West served as our president and chief operating officer from March 2003 until August 2006, as our executive vice president and chief operating officer from November 2000 until March 2003, and as our senior vice president, sales management and planning from April 1998 through March 2000. Prior to joining us, Mr. West worked in various management capacities for divisions of Unilever N. V., a global consumer products company, including Chesebrough Ponds, Inc., and the Elizabeth Arden Company, where he served as chief financial officer from September 1989 to May 1996. Mr. West remains a non-executive employee of ours, focusing primarily on our expansion plans in Asia.

          J. W. Nevil Thomas, age 69, served as non-executive vice chairman of our board of directors from April 1997 until August 2006 and previously served as chairman of our board of directors from July 1992 to April 1997. Since 1970, Mr. Thomas has served as president and chief executive officer of Nevcorp, a financial and management consulting firm. Mr. Thomas is also a director of Reliable Life Insurance Company and Old Republic Insurance Company of Canada, non-public wholly-owned subsidiaries of Old Republic International Corporation, and a director of Templeton Growth Funds, Ltd., a publicly traded mutual fund managed by a wholly-owned subsidiary of Franklin Resources, Inc.

          Fred Berens, age 64, has served as a director since July 1992. Mr. Berens has served as managing director-investments of Wachovia Securities, Inc. (formerly known as Prudential Securities, Inc.), an investment-banking firm, since March 1965. Mr. Berens has served on the board of trustees of the University of Miami since 1972.

Richard C. W. Mauran, age 73, has served as a director since July 1992. Mr. Mauran is a private investor.

          Maura J. Clark, age 48, has served as a director since August 2005. Since September 2007, Ms. Clark has served as president, commercial and industrial energy, of Direct Energy Services, LLC, an energy and energy services provider in North America and a subsidiary of United Kingdom based Centrica plc. From July 2006 to September 2007, Ms. Clark served as executive vice president, mergers and acquisitions, of Direct Energy Services LLC. From April 2005 until July 2006, Ms. Clark was the senior vice president, North American strategy and mergers and acquisitions of Direct Energy Services. From March 2003 to April 2005, Ms. Clark was an independent consultant providing strategic and corporate development services. From October 2000 to February 2003, Ms. Clark was a managing director at Goldman Sachs & Co., an investment-banking firm. From August 1995 to September 2000, Ms. Clark served as the executive vice president, corporate development and chief financial officer for Premcor, Inc. (formerly known as Clark Refining & Marketing, Inc.), a petroleum refiner and marketer. Ms. Clark is a chartered accountant.

          William M. Tatham, age 48, has served as a director since July 2001. Mr. Tatham has served as chairman and chief executive officer of NexJ Systems, Inc., a Canada-based client relationship management software company, since June 2006, and as chief executive officer and general managing partner of XJ Partners, Inc., a Canada-based strategy consulting company since September 2001. From November 2000 to June 2001, Mr. Tatham served as vice president and general manager of Siebel Systems, Inc., an e-business applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the chairman and chief executive officer of Janna Systems, Inc., a publicly-held Canada-based software development company that Mr. Tatham founded.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Federal securities laws require our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the U.S. Securities and Exchange Commission (SEC) and to provide us copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file those reports on a timely basis during our fiscal year ended June 30, 2007 (fiscal 2007). To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the SEC and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of our common stock made all such filings on a timely basis.

GOVERNANCE OF THE COMPANY

          Corporate Governance Guidelines and Principles. Our Corporate Governance Guidelines and Principles set forth the responsibilities and qualification standards of the members of our board of directors and are intended as a governance framework within which the board of directors, assisted by its committees, directs our affairs. The full text of our Corporate Governance Guidelines and Principles, as approved by the board of directors, is published on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Guidelines & Principles."

          The listing standards of the Nasdaq Global Select Market (Nasdaq) require that a majority of our board be comprised of directors who are "independent," as such term is defined by Rule 4200(a)(15) of Nasdaq's Marketplace Rules. Our board of directors has determined that each of our directors, with the exception of Messrs. Beattie and West, is independent under Nasdaq and SEC rules. In making its independence determination, the board of directors considered that Mr. Berens received compensation from Wachovia Securities, Inc. of approximately $5,000 during fiscal 2007 resulting from services provided to certain of our executive officers by the financial advisory and account management group that Mr. Berens heads. The board of directors concluded that such relationship did not interfere with Mr. Berens' ability to exercise independent judgment in carrying out the responsibilities of a director.

          Shareholders may communicate with the board of directors, individual members of the board or its committees by writing to: Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The Secretary will then distribute such communications to the intended recipient(s).

          Code of Business Conduct. All of our employees, officers and directors are required to abide by our Code of Business Conduct which requires that they conduct our business with the utmost integrity and honesty and in a manner that adheres to the highest ethical standards and fully complies with all applicable laws and regulations. The full text of the Code of Business Conduct, as approved by our board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Code of Business Conduct."

          Supplemental Code of Ethics. Our directors, the chief executive officer, the chief financial officer, and our other executive officers and finance officers are also required to comply with our Supplemental Code of Ethics for the Directors and Executive and Finance Officers. This Supplemental Code of Ethics is intended to cover, among other things, the avoidance and handling of conflict of interest situations and the review of disclosure and accounting matters, including the adequacy of disclosure controls and procedures and internal controls over financial reporting. Any violation of the Supplemental Code of Ethics or any violation of law must be reported to our general counsel or the chairperson of the audit committee, which may be done anonymously, in accordance with the procedures set forth in the Supplemental Code of Ethics.

          The full text of this Supplemental Code of Ethics, as approved by our board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Code of Ethics."

Meetings and Committees of Our Board of Directors

          During fiscal 2007, the board of directors met six times and each director attended at least 75% of the total meetings of the board of directors and at least 75% of the total meetings of the committees of the board of directors on which such director served. During fiscal 2007, the board of directors had three committees - the audit committee, the compensation committee and the nominating and corporate governance committee. Directors are not required to attend our annual meetings of shareholders. Mr. E. Scott Beattie, our chairman, president and chief executive officer, was present at our 2006 annual shareholders meeting.

The Audit Committee

          The audit committee consists of Messrs. Berens and Tatham and Ms. Clark. Mr. Berens chairs the audit committee, which met four times during fiscal 2007.

          The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal controls and the audits of our financial statements, and also carries out such other duties as directed by the board of directors. The audit committee is responsible for, among others: (1) selecting, negotiating the compensation of, and overseeing the work of, the independent registered public accounting firm, including approving all audit, audit-related and permitted non-audit services performed for us by the independent registered public accounting firm and reviewing their independence; (2) reviewing the planning and staffing of the audit, including ensuring the rotation of the audit partner of the independent registered public accounting firm as required by law; (3) investigating matters brought to the attention of the audit committee; (4) reviewing our financial reporting activities, including the annual and quarterly reports, our earnings press releases, the accounting principles, standards, policies and practices followed by us and the adequacy of our internal controls over financial reporting; (5) reviewing the internal quality-control review of the independent registered public accounting firm and evaluating their qualifications and performance; (6) approving the audit committee report included in this proxy statement, (7) reviewing the independent registered public accounting firm's certification and report on management's assessment of internal controls; and (8) reviewing and approving related person transactions.

         The responsibilities of the audit committee, as approved by the board of directors, are set forth in the audit committee charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Audit Committee."

          Our board of directors has determined that Mr. Berens and Ms. Clark are "audit committee financial experts" for purposes of the SEC's rules and that all of the members of the audit committee are independent, as defined by applicable SEC and Nasdaq rules.

The Compensation Committee

          The compensation committee consists of Messrs. Berens, Tatham and Thomas. Mr. Berens chairs the compensation committee, which met once during fiscal 2007.

          The compensation committee is responsible for, among other things: (1) establishing an overall compensation strategy and guidelines for employees, including making grants of restricted stock and stock options pursuant to stock incentive plans and cash bonus awards under our cash bonus plans; (2) reviewing and approving the compensation of our executive officers; (3) administering the stock incentive plans, employee stock purchase plan and the cash bonus plans; (4) reviewing and discussing with management our disclosures contained in the Compensation Discussion and Analysis and making a recommendation to the board of directors regarding the inclusion of the Compensation Discussion and Analysis in our proxy statement; and (5) reviewing and making recommendations to the board of directors regarding non-employee director compensation.

          The responsibilities of the compensation committee, as approved by the board of directors, are set forth in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Compensation Committee."

          The compensation committee has the authority, pursuant to its charter, to engage the services of outside experts and advisors as it deems necessary and appropriate to assist the compensation committee in fulfilling its responsibilities. At the request of the compensation committee, we retained Mercer, a global compensation and benefits consulting firm, to advise the compensation committee in connection with the compensation committee's deliberations regarding fiscal 2007 and fiscal 2008 compensation. See the discussion under "Compensation Discussion and Analysis for Fiscal 2007 - Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions" for a discussion of what the compensation committee asked Mercer to review and assess regarding compensation. Mercer reports directly to the compensation committee.

          The board of directors has determined that each of the members of the compensation committee is independent, as defined by applicable Nasdaq rules.

The Nominating and Corporate Governance Committee

          The nominating and corporate governance committee consists of Messrs. Mauran and Thomas and Ms. Clark. Mr. Mauran chairs the nominating and corporate governance committee, which met once during fiscal 2007.

          The nominating and corporate governance committee is responsible for recommending to the board of directors candidates for nomination for election or re-election by the shareholders to the board of directors, recommending candidates for the committees of the board of directors, considering corporate governance issues and developing appropriate recommendations and policies for the board of directors regarding such matters.

          The nominating and corporate governance committee's consideration and nomination of director candidates for election or re-election to the board of directors includes an assessment of issues of judgment, diversity, age, and skills (such as relevant business experience, financial background, etc.), in the context of the perceived needs of the board of directors at the time of assessment. The nominating and corporate governance committee considers recommendations for board of directors candidates submitted by shareholders, provided that the recommendations are made in accordance with the procedure required under our by-laws and described in this proxy statement under the heading "Shareholder Proposals and Nominations of Board Members for the 2008 Annual Meeting," using the same criteria it applies to recommendations from its committee, directors or members of management. Shareholders may submit recommendations by writing to the nominating and corporate governance committee as follows: Nominating and Corporate Governance Committee, c/o Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The responsibilities of the nominating and corporate governance committee, as approved by the board of directors, are set forth in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Nominating Committee."

          The board of directors has determined that each of the members of the nominating and corporate governance committee is independent, as defined by applicable Nasdaq rules.

Related Person Transaction Policy

          Our written Related Person Transaction Policy requires that our audit committee approve or ratify all transactions involving amounts in excess of $120,000 between the company or one or more of our subsidiaries and any related person. Under the Related Person Transaction Policy, the audit committee reviews the relevant facts of the proposed transaction and the interest of the related person in the transaction, and either approves or rejects the proposed transaction. If a related person transaction that has not been previously approved or previously ratified is discovered, that transaction will be presented to the audit committee for ratification. No director can participate in the deliberation or approval of any related person transaction in which such director is the related person.

          For purposes of the Related Person Transaction Policy, a "related person" means (i) any director or executive officer of ours, (ii) any nominee for director, (iii) any 5% beneficial owner of our common stock, (iv) any immediate family member of a director, nominee for director, executive officer or 5% beneficial owner of our common stock, and (v) any firm, corporation, or other entity in which any of these persons is employed or is a partner or principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest. The Related Person Transaction Policy provides that the following types of transactions are deemed to be pre-approved under the policy: (1) transactions that are available to related persons on the same terms as such transactions are available to all employees generally; (2) compensation or indemnification arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the board of directors or the compensation committee; (3) transactions in which the related person's interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) that is a party to the transaction; (4) transactions in which the related person's interest derives solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis, (5) director compensation arrangements, if such arrangements have been approved by the board of directors or the nominating and corporate governance committee; and (6) any other transaction which is not required to be disclosed as a "related person transaction" under applicable securities regulations. The Related Person Transaction Policy defines the term "immediate family member" to mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, nominee for director or executive officer, and any person (other than a tenant or employee) sharing the household of such director, nominee for director or executive officer.

          During fiscal 2007, we did not have any related person transactions that were required to be reported pursuant to applicable securities regulations.

DIRECTOR COMPENSATION

          The board of directors' general policy on director compensation is that compensation for non-employee directors should consist of both cash and equity-based compensation. Directors who are our employees (currently Messrs. Beattie and West) are not paid for board service in addition to their regular employee compensation, except that Mr. West is entitled to receive stock option grants consistent with those made to non-employee directors.

          Non-employee directors (currently all directors other than Messrs. Beattie and West) receive the following standard compensation, as well as reimbursement for all expenses incurred in connection with their activities as directors:

Annual Retainer	$35,000
Board Meeting Fee (in person attendance)	$1,500
Board/Committee Meeting Fee (telephonic attendance)	$750
Committee Meeting Fee (in person attendance not on same day as board meeting)	$1,500
Committee Meeting Fee (in person attendance on same day as board meeting)	$1,000

          The chairpersons of the board committees also receive the following annual retainer fees:

Audit Committee Chairperson	$10,000
Compensation Committee Chairperson	$5,000
Nominating and Corporate Governance Committee Chairperson	$3,500

          Non-employee directors are also entitled to receive grants of options to purchase our common stock under our 2004 Non-Employee Director Stock Option Plan (the 2004 Non-Employee Director Plan). The 2004 Non-Employee Director Plan provides that each non-employee director receives a grant of a fixed number of options to purchase common stock upon re-election at our annual meeting of shareholders. The options are granted on the annual meeting date and vest on the third anniversary of the date of grant, if the non-employee director has continued to serve as a director until such date. If a director dies, is permanently disabled or retires in good standing after age 70, the options become immediately exercisable. The exercise price for each option equals the closing price of our common stock on the date of grant.

          Under the 2004 Non-Employee Director Plan, the board of directors may determine the number of options to purchase our common stock to be awarded to the non-employee directors, based on a review of other comparable companies. In August 2006, the board of directors reduced the number of options to purchase shares of common stock to be awarded under the 2004 Non-Employee Director Plan from 7,000 to 6,000.

          Accordingly, on November 15, 2006, each of our non-employee directors received a grant of stock options for 6,000 shares of our common stock under our Non-Employee Director Plan upon re-election to the board at the November 2006 annual meeting of shareholders. These options will become exercisable on November 15, 2009, which is three years after the date of grant, and the exercise price for each option is $18.45, which was the closing price of our common stock on the date of grant. The stock options expire on November 15, 2016. Mr. West is also entitled to receive option grants consistent with those made to non-employee directors under the 2004 Non-Employee Director Plan, and on January 31, 2007, he received a grant of options under our 2004 Stock Incentive Plan to purchase 6,000 shares of common stock at an exercise price of $18.90, which was the closing price of our common stock on the date of grant. Mr. West's option will become exercisable on November 15, 2009, provided that he is still serving as a director at that time, and will expire on January 31, 2017.

          Each of our directors, other than Mr. Beattie, will receive a grant of stock options for 6,000 shares of our common stock upon re-election to the board at our annual meeting of shareholders set for November 14, 2007, which will vest on November 14, 2010. The exercise price of these stock options will be the closing price of our common stock on November 14, 2007.

          In August 2006, our board of directors approved stock ownership guidelines for our directors. These guidelines require that by August 2009, each of our directors own common stock of our company equal to the lesser of (i) common stock having an aggregate market value of $105,000 (three times the annual cash retainer for board service) or (ii) 6,500 shares.

Director Compensation Table For Fiscal 2007

          The following table summarizes the compensation paid by us to our non-employee directors during fiscal 2007. For information regarding compensation paid by us to Messrs. Beattie and West during fiscal 2007, please refer to the tables set forth under the caption "Executive Compensation Tables."

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)

Fred Berens(3)	61,000	45,933	106,933
Maura J. Clark(3)	45,500	25,987	71,487
Richard C. W. Mauran(3)	46,000	45,933	91,933
William M. Tatham(3)	44,250	45,933	90,183
J. W. Nevil Thomas(3)	43,500	45,933	89,433

(1)	Reflects the amount of cash compensation earned in fiscal 2007 for board and committee service.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of stock options granted in fiscal 2007 as well as prior years, in accordance with SFAS No. 123 (revised 2004) "Share-Based Payment" (SFAS 123R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by our directors. For additional information on the valuation assumptions regarding the fiscal 2007 grants, refer to note 16 of the financial statements in our Annual Report on Form 10-K for fiscal 2007, as filed with the SEC.

(3)

The following table sets forth (i) the grant date fair value of the stock options granted to our non-employee directors during fiscal 2007, calculated in accordance with SFAS 123R, and (ii) the aggregate number of unexercised stock options outstanding at June 30, 2007 for each of our non-employee directors.

Non-Employee Director	Number of Stock Options Granted in Fiscal 2007	Grant Date Fair Value of Fiscal 2007 Stock Option Grants	Aggregate Number of Unexercised Stock Options Outstanding at June 30, 2007

Fred Berens	6,000	$43,080	77,500
Maura J. Clark	6,000	$43,080	13,000
Richard C. W. Mauran	6,000	$43,080	77,500
William M. Tatham	6,000	$43,080	62,000
J. W. Nevil Thomas	6,000	$43,080	77,500

COMPENSATION DISCUSSION AND ANALYSIS FOR FISCAL 2007

          This Compensation Discussion and Analysis should be read in conjunction with the tables and other information set forth in the section of this proxy statement captioned "Executive Compensation Tables." For purposes of this Compensation Discussion and Analysis, the phrase "named executive officer(s)" does not include Mr. Paul West, our vice chairman of the board of directors, who ceased serving as our president and chief operating officer in August 2006, but who continues to serve as a non-executive employee of the company. Mr. West's compensation arrangement is disclosed in connection with the Executive Compensation Tables on pages 23 to 29 of this proxy statement.

Objectives of Elizabeth Arden's Executive Compensation Program

          We design our executive compensation program in a manner consistent with our longstanding philosophy of providing "pay for performance." All of the components of our executive compensation program are designed to facilitate fulfillment of our compensation objectives, which are:

—	Providing competitive compensation to attract, retain and motivate key management personnel;

—	Relating management compensation to the achievement of company goals and performance; and

—	Aligning the interests of management with those of our shareholders.

          Accordingly, our executive compensation program emphasizes performance-based incentive pay designed to reward creation of shareholder value.

Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions

          The compensation committee's primary responsibilities include reviewing and approving the compensation of our executive officers. Our senior vice president, global human resources, along with our vice president, global compensation and benefits, are responsible for developing recommendations for the compensation committee's review and consideration as to the amount and form of executive officer and director compensation, with significant input from Mercer, a global compensation and benefits consulting firm, and from our chief executive officer in the case of our other executive officers. The compensation committee considers, but is not bound by, management's recommendations with respect to executive officer compensation.

          At the request of the compensation committee, we have engaged Mercer as our third-party compensation consulting firm since 2002. Mercer reviews and evaluates our existing compensation strategy and programs to ensure that such strategy and programs continue to accomplish our compensation objectives, reflect industry best practices, and are competitive with the market. Mercer has historically performed other human resources consulting services for us, including providing advice regarding our benefit programs in the areas of benefit plan design, compliance, communication, administration and funding. While Mercer has contact with our executive team in performing these activities, Mercer reports to the compensation committee on all executive compensation matters.

Annual Executive Officer Compensation Analysis

          The compensation committee's current practice is to review the design of our executive officer compensation program and make specific decisions regarding base salaries and short-term and long-term stock incentive programs in August of each year, which coincides with the board of directors' review of our financial results for each fiscal year prior to our public earnings announcement. Conducting our annual review of executive officer compensation in August allows the compensation committee to consider financial and operating results for our most recently completed fiscal year, as well as our financial and operating plan for the upcoming fiscal year, as it makes decisions regarding base salaries, short-

term incentive program design and bonus opportunities, and long-term stock incentive awards. The compensation committee is responsible for determining compliance with performance targets under our short-term and long-term stock incentive programs. In determining if, and at what level, the performance targets have been met, the compensation committee may take into consideration whether any of the financial or operational performance targets were affected by one-time non-recurring events, expenses or revenues. For fiscal 2007, the performance targets were not affected by any one-time or non-recurring events, expenses or revenues.

          Mercer assists the compensation committee in its annual review of executive officer compensation by conducting a competitive pay and performance analysis for our executive officer positions that compares our pay practices and company performance results against those of a selected group of peer companies, as well as the compensation practices reported in published surveys of executive compensation. The compensation analysis uses composite market values derived by Mercer from an equal blend of the peer group's proxy pay data and the published surveys. Mercer's study covers all primary pay components, including base salary, short-term incentives (e.g., cash bonuses) and long-term stock incentives (e.g., stock options, service-based restricted stock, performance-based restricted stock and market-based restricted stock), and "Total Direct Compensation," which is defined as the sum of salary plus short-term incentives plus long-term incentives.

          Information regarding our peer group is set forth below. The surveys used by Mercer in developing the composite market values used by our compensation committee are published by Mercer and other compensation consulting firms and include pay data for companies that are comparable to us in size and that are in our industry or related industries.

          Because Mr. Steffens is based in Geneva, Switzerland, the compensation committee benchmarks his compensation by reference to a combination of local market data for comparable executives based in Switzerland, as well as comparable U.S. executives in the peer group proxy data. The compensation committee determines Mr. Steffens' base salary in Swiss francs and considers the benefits that are provided to Mr. Steffens as a European executive that are not provided to other named executive officers based in the United States in determining his base salary and overall compensation package. As a result, Mr. Steffens receives a base salary and perquisites that are generally higher than those provided to the other named executive officers (other than our chief executive officer), but long-term incentive awards that are generally lower, in an attempt to provide a total compensation package that is consistent with that provided to our other executive officers. Because Mr. Steffens' base salary and perquisites are paid in Swiss francs, his overall compensation expressed in U.S. dollars is affected by the strength or weakness of the U.S. dollar against the Swiss franc.

          We target Total Direct Compensation for our executive officers at the 60th percentile of the composite market values for comparable positions, assuming that we achieve our expected financial performance goals. Our targeted pay levels are intended to attract and retain highly talented executives and reflect challenging performance goals established under our incentive compensation plans. Actual Total Direct Compensation can range, however, from levels well below the 50th percentile of the composite market values, if we only achieve our threshold performance targets, to the 75th percentile or above of the composite market values, if we significantly exceed our performance targets. Aggregate actual Total Direct Compensation for our named executive officers for fiscal 2007 fell between the 60th and 75th percentile of the composite market values due to our achievement of our "superior" earnings per share (EPS) target under our short-term incentive program (the Management Bonus Plan) for fiscal 2007 (as reflected in the Fiscal 2007 Summary Compensation Table and discussed below).

          Using the composite market values as a guide, the compensation committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate. The compensation decisions made with respect to and during fiscal 2007 regarding each executive officer were based upon an overall review and subjective assessment of the following relevant factors without giving specific weight to any one factor: achievement of our company goals and the individual's contribution to the achievement of those goals; job responsibility; level of individual performance; level of performance of the business unit for which such executive officer is responsible; compensation levels at peer group companies and of broader groups of comparably-sized companies, as reflected in the published surveys utilized by Mercer; the individual's historical compensation levels; and the executive officer's experience and expertise. We have consistently applied this methodology of establishing executive compensation since 2002.

          While generally consistent with the ranges of compensation reflected in the composite market values, the base salaries and other amounts of compensation paid differ among our named executive officers as a result of our assessment of their differing levels of responsibility and performance. For example, our chief executive officer, like the chief executive officers of other publicly traded companies, receives a base salary and short-term and long-term stock incentive awards that are materially higher than those paid or awarded to any other named executive officer in recognition of his ultimate responsibility for developing and ensuring the successful execution of our business strategy and business plan.

Peer Group Information

          In August 2006, the compensation committee conducted an overall review of executive officer compensation for the purpose of determining short-term incentive plan design and bonus opportunities and long-term stock incentive award grants for fiscal 2007. For purposes of this review, Mercer selected and recommended, and the compensation committee approved, a peer group consisting of the following fourteen companies in the fragrance, cosmetic, personal products, and/or luxury goods industries:

Alberto-Culver Company	Kenneth Cole Productions, Inc.
CCA Industries, Inc.	Nu Skin Enterprises, Inc.
Chattem, Inc.	Playtex Products, Inc.
Church & Dwight Co., Inc.	Polo Ralph Lauren Corp.
Estee Lauder, Inc.	Revlon, Inc.
Inter Parfums, Inc.	Sensient Technologies Corp.
International Flavors & Fragrances, Inc.	The Stephan Co.

          Because our practice prior to fiscal 2007 was to review executive officer base salaries in March of each year (reflecting historical practices that were based on our prior fiscal year end of January 31), Mercer conducted a competitive pay analysis for us in March 2006. The competitive pay analysis conducted in March 2006 included Nature's Sunshine Products, Inc. in the peer group. Nature's Sunshine Products, Inc. was later dropped from our peer group because of the lack of currently filed proxy data for that company. The competitive pay and performance analysis provided by Mercer to the compensation committee in August 2007 included the same peer group companies that were used in August 2006, and also included Bare Escentuals, Inc., which became a publicly traded company in September 2006.

Elements of Elizabeth Arden's Executive Compensation Program

          Our executive compensation program consists primarily of base salaries, short-term incentive cash payments and long-term stock incentive compensation. In general, short-term incentive bonus opportunities are expressed as a percentage of base salary, while long-term stock incentive grants are determined in the discretion of the compensation committee within ranges that are determined by reference to the composite market values. We generally place a greater emphasis on long-term stock incentives rather than short-term incentives for executive officers with greater levels of responsibility. Cash bonuses and the value of long-term stock incentive compensation for our executive officers are tied significantly to our financial performance, underscoring our primary business strategy of maximizing shareholder value. Each element of our executive compensation program is described below.

Base Salaries

          General. We believe that providing competitive base salaries to our executive officers is a necessary element of executive compensation and is necessary to attract and retain highly qualified executive talent and reflect the relative skills, experience, responsibilities and contributions to the company of our named executive officers.

          Our current practice is to review and set base salaries in August of each year, taking into account our targeted competitive base salary range (as discussed below), company, business unit and individual performance for the prior fiscal year, and any significant increase or decrease in responsibilities. Base salaries in place during fiscal 2007, however, were reviewed in March 2006 and made effective as of April 1, 2006, while the base salaries in effect for fiscal 2008 were determined in August 2007.

          Fiscal 2007. For fiscal 2007, the compensation committee generally targeted base salaries for our named executive officers within 20% of the median (50th percentile) of the composite market values and within 20% of the 45th percentile of the composite market values for our chief executive officer. The base salary increases for our named executive officers effected in April 2006 ranged from 2.8% to 8.5%. Our chief executive officer received an increase of 4%, consistent with the average salary increase of our U.S.-based employees for fiscal 2007. For fiscal 2007, base salaries paid to our named executive officers fell within our targeted competitive range, other than for Mr. Steffens, whose base salary is paid in Swiss francs and consequently is affected by the strength or weakness of the U.S. dollar against the Swiss franc.

          Fiscal 2008. For fiscal 2008, the compensation committee revised our targeted range for base salaries to enable us to more effectively compete for executive talent and based on Mercer's findings and recommendations. Named executive officer base salaries for fiscal 2008 have been targeted within 25% of the 60th percentile of the composite market values. Our chief executive officer's base salary, however, has been targeted within 25% of the median (50th percentile) of the composite market values, rather than at the 60th percentile, to place greater emphasis on compensation from long-term incentive grants rather than base salary. Based on our goal to recruit highly qualified managerial talent and our recent management recruiting experiences, we believed that it was necessary to increase our targeted range for base salaries. This permits greater flexibility in establishing base salaries and allows us to compete more effectively for executive talent, particularly given that we compete for such talent with larger-sized companies, often within high cost of living areas. Total Direct Compensation for fiscal 2008, however, continues to be targeted at the 60th percentile of the composite market values, consistent with past practice.

          The named executive officers received base salary increases effective September 1, 2007 ranging from 1.8% to 25%, with our chief executive officer receiving a base salary increase of 7.1%. The base salary increases effective September 1, 2007 reflect the fact that our executive officers had not received increases in base salary since April 1, 2006. Mr. Ronkin received a 25% increase in his base salary as past and current annual composite market values provided by Mercer have consistently identified his base salary as being below the median, as well as to recognize Mr. Ronkin's superior performance in heading our largest business unit and his significantly increased responsibilities after our president and chief operating officer stepped down in August 2006. The range of base salary increases effective September 1, 2007 for our named executive officers, other than Mr. Ronkin, was 1.8% to 7.1%.

Short-Term Incentives

          General. Our Management Bonus Plan is a variable short-term incentive plan that establishes target cash bonus opportunities expressed as a percentage of base salary that, in the case of our named executive officers, are payable upon the achievement of company performance targets. The Management Bonus Plan is designed to motivate a large number of our employees, including our named executive officers, to achieve company, business unit and/or individual goals and to reward them for achieving these goals.

          Performance targets established under the Management Bonus Plan can be based on one or more operational or financial measures determined at the company or business unit level. Generally, our performance targets under the Management Bonus Plan are based on our board-approved budget and business plan for the upcoming fiscal year. We consider our budget and business plan, and accordingly our performance targets, to be confidential and sensitive competitive information, particularly to the extent that the performance targets relate to company or business unit operating or financial targets for which we do not provide publicly announced guidance. With respect to performance targets as to which we may provide publicly announced guidance, such as EPS, the assumptions underlying our budget and the assumptions underlying our publicly announced guidance may differ based on the timing, priority or anticipated success of confidential strategic or operating plans or initiatives. To the extent that publicly announced guidance differs from our budget or is expressed as a range, we believe that disclosing a specific performance target that differs from our publicly announced guidance would implicitly, and inappropriately, disclose our confidential assessment of the likelihood of the company achieving results at one end or the other of such disclosed range. All performance targets are set at the beginning of each fiscal year with the intent of being challenging, but achievable. Therefore, we anticipate that the performance targets will often, but not automatically, be achieved. If specified performance targets are not achieved, cash bonuses are not paid (the most recent example being for fiscal 2006). The maximum short-term incentive bonus opportunity under the Management Bonus Plan for any eligible employee is two times base salary, but in no event more than $3,000,000.

          Fiscal 2007. The target bonus opportunity for our chief executive officer for fiscal 2007 was equal to 85% of base salary, and the target bonus opportunity for our other named executive officers was equal to 50% of base salary, consistent with the prior fiscal year. The bonuses for our named executive officers under the Management Bonus Plan are targeted to be slightly above the median of the composite market values in years in which we reach targeted financial performance levels. Specifically for fiscal 2007, bonus opportunities resulting from budgeted financial performance were targeted at the 60th percentile of the composite market values for our chief executive officer and at the 55th percentile for our other named executive officers. The Management Bonus Plan was designed, however, so that if our financial performance significantly exceeded our financial plan for fiscal 2007, actual payouts under the short-term incentive program could exceed the targeted percentile of the composite market values for short-term cash incentive compensation.

          Cash bonus opportunities for our named executive officers for fiscal 2007 were based upon our achievement of quarterly and annual EPS targets. The Management Bonus Plan was revised for fiscal 2007 to allow the named executive officers to receive 15% of their overall target bonus opportunity each quarter (resulting in 60% of the annual total target bonus opportunity), if we achieved our quarterly EPS targets, rather than tying the full target bonus opportunity to the achievement of a single annual target. This change in the Management Bonus Plan structure was intended to provide greater incentive to achieve short-term, quarterly goals in support of the annual EPS target that was set by the compensation committee. Quarterly bonus opportunities were established on an "all or nothing" basis. To the extent that a quarterly EPS target was exceeded, the Management Bonus Plan for fiscal 2007 allowed the excess EPS to be carried forward to subsequent quarters in order to remove any incentive for bonus eligible employees to hold back on exceeding the quarterly targets due to bonus considerations. The remaining 40% of the annual total target bonus opportunity for the named executive officers depended upon achievement of our annual EPS target for fiscal 2007. An additional bonus opportunity equal to 50% of a named executive officer's full-year target bonus was available during fiscal 2007 if our EPS for the fiscal year exceeded the "superior" target set by the compensation committee.

          Based on our EPS results for 2007, each of our named executive officers received their full target bonus amount for fiscal 2007, as well as the maximum award payout for achieving our "superior" performance target. Accordingly, cash bonus payouts under the Management Bonus Plan for fiscal 2007 performance equaled 127.5% of base salary for the chief executive officer (approximately $928,000) and 75% of base salary for each of the other named executive officers ($240,000 to $316,910), as reflected in the Fiscal 2007 Summary Compensation Table. As a result, our total cash compensation (base salary plus bonus) paid to our named executive officers fell between the 60th and 75th percentile of the composite market values for 2007 presented by Mercer.

          Fiscal 2008. For 2008, the bonus opportunities under the Management Bonus Plan are targeted at the 55th percentile of the composite market values for the chief executive officer and the other named executives. The compensation committee decided to maintain the target bonus opportunity of 50% of base salary for named executive officers for fiscal 2008, but increased our chief executive officer's target bonus opportunity from 85% to 100% of his base salary, which reflects the median bonus opportunity for similarly situated chief executive officers, as reported by Mercer. Last year our chief executive officer declined Mercer's recommendation that his target bonus opportunity for fiscal 2007 be increased due to our below-target financial results for fiscal 2006.

          In addition, for fiscal 2008, only 10% per quarter of the annual target bonus opportunity for named executive officers (for a total of 40% rather than 60%) will be based on the achievement of quarterly EPS targets. The remaining 60% depends on our achievement of both targeted operating cash flow and a minimum EPS threshold for fiscal 2008. The quarterly EPS and operating cash flow targets applicable to the Management Bonus Plan for fiscal 2008 are based on our board approved budget and business plan.

          Quarterly bonuses are payable if we achieve our corresponding quarterly EPS targets or if at the end of the quarter, our year-to-date EPS target is achieved. Threshold and "superior" performance targets have been established under the Management Bonus Plan for 2008 that also permit executive officers to receive (i) 50% of the annual component of their target bonus opportunity (i.e., 30% of their full-year target bonus opportunity), if we achieve our threshold performance target for operating cash flow and our minimum EPS threshold for fiscal 2008, or (ii) an additional 50% of their full-year total target bonus opportunity if we achieve our "superior" operating cash flow target and our minimum EPS threshold for fiscal 2008. For performance results between designated performance targets (e.g., between threshold and goal, or between goal and superior), bonus payouts will be determined using interpolation. For purposes of the Management Bonus Plan, "operating cash flow" is defined as cash flow from operating activities.

          The following table summarizes the bonus opportunities under the Management Bonus Plan for fiscal 2008 for our named executive officers:
Named Executive Officer	Total of Quarterly Bonuses Payable if all Quarterly EPS Targets are Achieved	Additional Bonus Payable if Threshold OCF and Minimum Annual EPS Targets Are Achieved(1)	Additional Bonus Payable if Goal Level OCF and Minimum Annual EPS Targets are Achieved(1)	Additional Bonus Payable if Superior Level OCF and Minimum Annual EPS Targets are Achieved(1)

E. Scott Beattie	$300,840	$225,662	$451,324	$827,406
Stephen J. Smith	$75,308	$56,483	$112,966	$207,102
Ronald L. Rolleston	$68,481	$51,362	$102,724	$188,327
Joel B. Ronkin	$77,231	$57,931	$115,862	$212,408
Jacobus A. J. Steffens (2)	$85,472	$64,105	$128,211	$235,052

(1)

OCF means cash flow from operating activities. These amounts are payable in addition to quarterly bonus amounts set forth in the first column, depending upon which performance targets are achieved, if any. For OCF results between designated performance targets (e.g., between threshold OCF and goal OCF, or between goal OCF and superior OCF), bonus payouts will be determined using interpolation.

(2)

Amounts were converted to U.S. dollars using an exchange rate of 1.23229 Swiss francs to the dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2006 to June 30, 2007, as quoted on www.oanda.com.

          Our use of operating cash flow as the primary annual performance target for fiscal 2008 for our named executive officers, coupled with the increase in the percentage of total bonus opportunity tied to this annual performance target, reflects our emphasis for fiscal 2008 on improving operating margins, operating cash flow and return on invested capital while still maintaining a focus on profitability.

Long-Term Stock Incentives

          General. Our long-term stock incentive program for executive officers is designed to align the interests of management with those of our shareholders by rewarding executive officers for achieving our primary objective of creating shareholder value. With respect to long-term stock incentive awards, the compensation committee exercises its discretion in making such awards, taking into account company, business unit and individual performance, the level of responsibility of the named executive officer, other elements of compensation payable to such named executive officer and tenure with the company. The compensation committee does not assign any specific weight to any one factor, but generally targets the 60th percentile of the composite market values to determine long-term stock incentive award ranges for our chief executive officer and the 55th percentile of such composite market values to determine long-term stock incentive award ranges for our other named executive officers. Expressed as a percentage of base salary, our long-term incentive award targets approximate 225% for our chief executive officer and 100% for our other named executive officers. Our long-term stock incentive program awards have historically included grants of performance-based restricted stock, which is tied to the attainment of challenging financial goals; service-based restricted stock, which enhances retention and provides executives an equity stake; market-based restricted stock, which is only earned if our total shareholder return exceeds a broader market index; and stock options, which will only have value if our stock price appreciates between the time of grant and the time of exercise.

          Fiscal 2007 Grants

          Fiscal 2007 "Run Rate" and Award Mix. For grants made during fiscal 2007, we targeted an annualized level of stock incentive grants (i.e., run rate) for all long-term stock incentive awards of approximately 2.50% of shares of our common stock outstanding, based on Mercer's analysis of the long-term stock incentive programs of our peer group, as well as our adopted compensation philosophy, which emphasizes performance-based equity grants. The run rate cap applies to equity grants provided to employees and non-employee directors. In addition, in 2007 we changed the mix of long-term stock incentive compensation from the mix awarded in prior years. For our named executive officers, we targeted a value mix of one-third stock options, one-sixth performance-based restricted stock, one-sixth service-based restricted stock, and one-third market-based restricted stock, as compared to the approximate equal value mix of stock options, performance-based restricted stock and market-based restricted stock that was used in fiscal 2006. We believe that the use of both performance-based and service-based restricted stock serves as a valuable retention tool for our key management team members while still motivating the management team to achieve our key performance metrics and aligning management's interests with those of our shareholders. We used this approach in determining the appropriate number and type of long-term stock incentive grants to be awarded during fiscal 2007.

          Fiscal 2007 Performance-Based Restricted Stock (PBRS) Grants. We awarded shares of PBRS to the named executive officers in August 2006, as noted in the Fiscal 2007 Grants of Plan-Based Awards table on page 25. The PBRS will vest in full on the second business day after our financial results for the fiscal year ended June 30, 2009 are released to the public, but only if the named executive officer receiving the grant is employed by us at the time of vesting and we achieve a specified cumulative EPS goal for the fiscal years ended June 30, 2007, June 30, 2008 and June 30, 2009 (the 2009 PBRS Goal). If, however, we achieve a threshold cumulative EPS level during that same three-year fiscal period (the 2009 PBRS Threshold), but not the 2009 PBRS Goal, 50% of the PBRS granted to a named executive officer in August 2006 will vest. For cumulative EPS results between the 2009 PBRS Threshold and the 2009 PBRS Goal, the number of shares of PBRS that vest will be determined based on interpolation. The 2009 PBRS Threshold was established to address concerns relating to the difficulty in establishing long-term goals in light of the rapidly changing retail environment in which the company operates, the risks associated with the company's acquisitions in calendar year 2006 of the fragrance businesses of Riviera Concepts and Sovereign Sales, and the difficulty in projecting consumer trends globally. Like the performance targets under our Management Bonus Plan, we consider the performance targets applicable to our PBRS grants to be challenging, but achievable. Accordingly, we anticipate that these performance targets will often, but not automatically, be achieved.

          Fiscal 2007 Service-Based Restricted Stock (SBRS) Grants. In August 2006, the named executive officers were also granted shares of SBRS, as noted in the Fiscal 2007 Grants of Plan-Based Awards table on page 25. The SBRS granted in August 2006 vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the executive officer is still employed by us at that time.

          Fiscal 2007 Stock Option Grants. In August 2006, the board of directors approved a grant of options to purchase shares of our common stock to the named executive officers, as noted in the Fiscal 2007 Grants of Plan-Based Awards table on page 25. The effective date of grant of such stock options was August 21, 2006, which was two business days after our fiscal 2006 financial results were publicly announced. The stock options become exercisable in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the executive officer is still employed by us at that time. The exercise price of the stock options is $15.00 per share, which represents the closing price of our common stock on the effective date of grant. The stock options will expire ten years from the date of grant.

          Fiscal 2008 Grants and Forfeitures

          Fiscal 2008 "Run Rate" and Award Mix. For grants made during fiscal 2008, we targeted a run rate for all long-term stock incentive awards of approximately 2.25% of our common stock outstanding. This reflects our fifth consecutive year of reduced run rate percentages. We maintained a targeted value mix of one-third stock options, one-sixth performance-based restricted stock, one-sixth service-based restricted stock, and one-third market-based restricted stock, for long-term stock incentive awards made to executive officers.

          Fiscal 2008 Performance-Based Restricted Stock Grants. In August 2007, we awarded shares of PBRS to the named executive officers, as noted in the table below. The PBRS granted in August 2007 will vest in full on the second business day after our financial results for the fiscal year ended June 30, 2010 are released to the public, but only if the named executive officer receiving the grant is employed by us at the time of vesting and we achieve a specified cumulative EPS goal target for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 (the 2010 PBRS Goal). If, however, we achieve a threshold cumulative EPS level during that same three-year fiscal period (the 2010 PBRS Threshold), but not the 2010 PBRS Goal, 50% of the PBRS granted to a named executive officer in August 2007 will vest. For cumulative EPS results between the 2010 PBRS Threshold and the 2010 PBRS Goal, the number of shares of PBRS that vest will be determined based on interpolation. The 2010 PBRS Threshold was established to address concerns relating to the difficulty in establishing long-term goals in light of the rapidly changing retail environment in which the company operates, the difficulty in projecting consumer trends globally and a number of long-term operational initiatives we are implementing that make it difficult to estimate long-term financial results.

Named Executive Officer	PBRS Awarded

E. Scott Beattie	17,200
Stephen J. Smith	6,900
Ronald L. Rolleston	3,400
Joel B. Ronkin	9,100
Jacobus A. J. Steffens	2,800

          Forfeiture of Performance-Based Restricted Stock. In August 2005, we awarded the named executive officers shares of PBRS, one third of which were scheduled to vest two years from the date of grant and the remaining two thirds of which are scheduled to vest three years from the date of grant, provided that we achieve a 10% cumulative average annualized increase in EPS over the relevant measurement periods. We did not achieve a 10% cumulative average annualized increase in EPS over the measurement period of July 1, 2005 through June 30, 2007. Accordingly, one-third of the PBRS granted to each of the named executive officers did not vest and has been forfeited, as detailed in the table below.

Named Executive Officer	Shares of Forfeited PBRS

E. Scott Beattie	9,933
Stephen J. Smith	2,266
Ronald L. Rolleston	2,266
Joel B. Ronkin	2,666
Jacobus A. J. Steffens	1,899

          Fiscal 2008 Service-Based Restricted Stock Grants. In August 2007, the named executive officers were granted SBRS, as noted in the table below. The SBRS granted in August 2007 vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the executive officer is still employed by us at that time.

Named Executive Officer	SBRS Awarded

E. Scott Beattie	17,200
Stephen J. Smith	6,900
Ronald L. Rolleston	3,400
Joel B. Ronkin	9,100
Jacobus A. J. Steffens	2,800

          Fiscal 2008 Stock Option Grants. In August 2007, the board of directors approved a grant of options to purchase shares of our common stock to the named executive officers as noted in the table below. The stock options become exercisable in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the executive officer is still employed by us at that time. The exercise price of the stock options is $23.59 per share, which represents the closing price of our common stock on the effective date of grant. The stock options will expire ten years from the date of grant.

Named Executive Officer	Stock Options Awarded

E. Scott Beattie	88,000
Stephen J. Smith	35,200
Ronald L. Rolleston	17,600
Joel B. Ronkin	46,900
Jacobus A. J. Steffens	14,700

          Market-Based Restricted Stock (MBRS). MBRS is typically awarded every three to six years depending on when and whether previously granted MBRS vests. The vesting of MBRS has typically been conditioned on our total shareholder return exceeding the Russell 2000 Index over specified periods of time. No grants of MBRS were made during fiscal 2007. The annualized value of outstanding MBRS awards made in March 2005 was considered, however, in determining the total amount of long-term stock incentive grants made in August 2006 and August 2007. The MBRS that is currently outstanding was granted on March 22, 2005, and vests in full three, four, five or six years from the date of grant if our total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four, five or six year period from the date of grant and the named executive officer is still employed by us at that time. If our total shareholder return does not exceed the total shareholder return of the Russell 2000 Index over one of these measurement periods, the MBRS awards will not vest and will be forfeited.

          Timing of Long-term Stock Incentive Awards. The board of directors and the compensation committee meet to review our annual financial results and make long-term stock incentive awards each August, prior to the public announcement of our financial results for the recently completed fiscal year. In August 2006, the compensation committee began the practice of making long-term stock incentive award decisions at the time of such meetings, but making the grant of such awards effective two business days after the date such annual financial results are publicly announced to allow time for the market to reflect such financial results.

Benefits and Perquisites

          While benefits and perquisites are not a significant element of our compensation structure, we believe they are necessary to attract and retain executive talent. With the exception of Mr. Steffens, who is based in Geneva, Switzerland, our named executive officers are eligible to participate in our broad-based benefit programs generally available to all of our full-time U.S. employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than with respect to our chief executive officer) our Amended 2002 Employee Stock Purchase Plan (the ESPP), which allows employees the ability to purchase shares of our common stock at a discount. In addition, named executive officers are eligible to receive certain perquisites offered by us to our senior management, including automobile allowances, tax preparation and financial planning services, and, excluding Mr. Smith, participation in an executive disability program. We also make tickets to certain sporting events purchased by the company to entertain clients available to our employees, including the named executive officers, for business purposes, and if such tickets are not used for business purposes, they are made available to named executive officers as well as other employees for personal use. From time to time, we also may provide reimbursement for expenses incurred in connection with guests or family accompanying the named executive officers on business travel.

          In addition to the benefits discussed above, during fiscal 2007, the board of directors approved changing the annual 3% restricted common stock grant program historically made available to all of our Management Bonus Plan participants based in the United States and Puerto Rico so that the participants, including the named executive officers, will receive a deferred cash grant, rather than restricted common stock. This grant occurs once a year and is equal to 3% of a participant's total cash compensation (base salary plus cash bonus) earned over the prior twelve-month period from February 1 through January 31. The deferred cash grant will become payable one year from the date of grant if the participant is still employed by us. This deferred cash grant program is being phased out and will not be available to new employees who participate in the Management Bonus Plan, but employees who participated in the Management Bonus Plan in the United States and Puerto Rico before August 14, 2007, will continue to be eligible for these deferred cash grants. In May 2007, we made the following deferred cash grants that vest in May 2008 to the named executive officers listed in the table below, as reflected in the "Bonus" column of the Fiscal 2007 Summary Compensation Table.

Named Executive Officer	Deferred Cash Award

E. Scott Beattie	$24,954
Stephen J. Smith	$12,082
Ronald L. Rolleston	$11,114
Joel B. Ronkin	$10,727
Jacobus A. J. Steffens	$0

          Mr. Steffens is eligible to participate in our broad-based benefit programs that are generally available to all salaried employees in Geneva, Switzerland, including health, disability, life and other insurance programs, a lunch allowance program, a pension plan and the ability to purchase shares of our common stock at a discount under the ESPP. In addition, the Company provides Mr. Steffens a car allowance, payment of tax preparation and financial planning services, and payment of pre-university education expenses for Mr. Steffens' two children as long as he is employed by the Company.

          For more detail regarding other annual compensation, including perquisites, provided to our named executive officers during fiscal 2007, please see the Fiscal 2007 All Other Compensation Table on page 24.

Severance Policy and Change of Control

          In March 2002, the compensation committee requested that Mercer provide it an analysis of market practices in terms of severance and change of control policies among our peer group as well as among comparably-sized companies. Based on that analysis, the compensation committee concluded that adopting a severance and change-of-control policy would be a useful tool in attracting and retaining highly qualified executive talent. Accordingly, the compensation committee recommended, and the board approved, a severance policy for our senior executives, including our named executive officers. The levels of benefits provided under the severance policy were based on Mercer's analysis and recommendations and the compensation committee's assessment of what would be fair and reasonable under the scenarios contemplated by the severance policy. Potential benefits payable under our severance policy are not a factor in the compensation committee's determination of the compensation to be paid to our named executive officers.

          Termination Without Cause. Under the severance policy, an executive officer receives severance benefits in a lump sum, based on his or her position and responsibility, in the event the executive's employment is terminated by us without "cause," other than due to death or permanent disability. Currently, the severance benefit for our chief executive officer equals 24 months of base salary on the effective date of termination, and the severance benefit for our other executive officers equals 12 months of base salary on the effective date of termination. For purposes of the severance policy, "cause" includes (i) a violation of our Code of Business Conduct or any other material company policy, (ii) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against us, (iii) the conviction of a felony or a misdemeanor involving moral turpitude or that is reasonably deemed to cause material embarrassment to us, (iv) gross neglect or willful failure to perform the officer's duties, (v) and willful failure to obey the reasonable and lawful orders of the chief executive officer, the officer's supervisor or the board of directors.

          Change of Control. Under the severance policy, a severance benefit is paid to executive officers based on a multiple of a "base amount" only if there is an actual termination of employment by us without "cause" (other than due to death or permanent disability) or a termination of employment by the executive officer for "good reason," in either case within the two years following a "change of control." "Base amount" is the average annual salary plus average bonus the executive has received over the five most recent fiscal years. Currently, the lump sum severance benefit that is payable upon a termination of employment without cause or a termination of employment by an executive officer for good reason, in either case within the two years following a change of control is as follows: (a) Mr. Beattie, 2.99 times the base amount; and (b) for all other executive officers, 1.5 times the base amount. Our change of control arrangements are intended to provide continuity of management in the event of a change of control and to focus our management's attention on completing a transaction that will benefit shareholders rather than on concerns about future employment. For purposes of the severance policy, "good reason" includes a materially adverse change in the executive officer's authority, duties or responsibilities or the assignment of duties that are materially inconsistent with those normally associated with the executive officer's position, or a relocation of more than 50 miles outside of the metropolitan area in which the executive officer is based. An executive officer claiming termination for "good reason" must provide us written notice and an opportunity to cure the circumstances constituting "good reason" before becoming eligible for severance benefits under the severance policy. A "change of control" is deemed to have occurred under the severance policy if (i) 35% or more of our common stock is beneficially owned by a person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than our directors and their affiliates, and that amount represents more of our common stock than is beneficially owned by our directors and their affiliates, (ii) during any consecutive two-year period our directors or individuals nominated by our directors to succeed them no longer constitute a majority of our directors, (iii) a sale or other disposition of all or substantially all of our assets is approved by the board of directors and consummated, or (iv) a merger or other business combination or reorganization resulting in the circumstances described in (i) or (ii) is approved by our board of directors and consummated.

          Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the stock incentive plans, all unvested stock options granted and restricted stock awarded to our employees, including our executive officers, will automatically become fully vested.

Stock Ownership Guidelines

          In 2002, we established stock ownership guidelines for our executive officers, and we required our executives to comply in stages over five years from the date they become executive officers. Prior to August 2007, the full ownership requirements ranged from two times base salary for executive vice presidents to five times base salary for the chief executive officer. In August 2007, the compensation committee amended the stock ownership guidelines to express the requisite guidelines as fixed share targets, rather than multiples of base salary, to reduce the uncertainty and administrative burdens resulting from stock ownership guidelines that constantly fluctuated based on changes in share price and salary adjustments. The fixed share guidelines adopted by the compensation committee in August 2007 approximate those that were previously in place based on multiples of base salaries (five times base salary for our chief executive officer and two times base salary for our executive vice presidents). The revised stock ownership guidelines for our chief executive officer and our other executive officers are 175,000 shares of common stock and 30,000 shares of common stock, respectively.

          Shares of our common stock that are owned by an executive officer, and all shares of our common stock owned by such executive officer's spouse or dependent children, count towards satisfying the stock ownership guidelines. Unvested restricted stock and shares underlying unexercised stock options held by an executive officer do not count towards satisfying the stock ownership guidelines. Each of our chief executive officer and our other executive officers currently complies with our stock ownership guidelines. The stock ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

Effect of Tax and Accounting Treatment on Executive Compensation Decisions

          We make reasonable efforts to seek to maximize the tax deductibility of all elements of our executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount of compensation that we may deduct in any one year with respect to each of our chief executive officer and our four other most highly-paid executives, unless certain criteria are met.

          The compensation committee regularly reviews our compensation programs in light of applicable tax provisions, including Section 162(m), and makes reasonable efforts, consistent with sound executive compensation principles and our needs, to seek to ensure that such compensation is deductible by us. For example, cash bonuses paid under our

Management Bonus Plan are intended to be exempt from the limits set forth under section 162(m) of the Internal Revenue Code of 1986, as amended, and thus are deductible by us for tax purposes. To preserve appropriate flexibility in our ability to compensate our executive officers, however, we do not require that all compensation be awarded in a manner that is tax-deductible to us. It is our intent, though, to maximize the deductibility of our executive compensation to the extent possible and consistent with our overall corporate goals.

          As part of the process of determining the appropriate structure of our executive compensation programs and the awards to be made under such programs, the compensation committee also evaluates and considers the accounting treatment, the aggregate economic costs, the cash flow implications and the expected impact on our financial results of its decisions regarding executive compensation. The compensation committee attempts to balance the various financial implications of each program in order to develop an executive compensation structure that fulfills our compensation objectives.

COMPENSATION COMMITTEE REPORT

          The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion with management, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

Fred Berens (Chairperson)
William M. Tatham
J. W. Nevil Thomas

Compensation Committee Interlocks and Insider Participation

          All members of the compensation committee of the board of directors during fiscal 2007 were independent directors and none of them have served as officers or employees of Elizabeth Arden. None of our executive officers serves on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officers serve on the compensation committee of our board of directors.

EXECUTIVE COMPENSATION TABLES

Fiscal 2007 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

E. Scott Beattie Chairman, President and Chief Executive Officer	2007	728,000	24,954	940,571	522,555	928,200	63,454	3,207,734
Stephen J. Smith Executive Vice President and Chief Financial Officer	2007	360,000	12,082	196,130	135,576	270,000	40,893	1,014,681
Ronald L. Rolleston Executive Vice President, Global Fragrance Marketing	2007	330,000	11,114	217,214	110,824	247,500	45,262	961,914
Joel B. Ronkin Executive Vice President, General Manager -- North America Fragrances	2007	320,000	10,727	255,322	134,698	240,000	52,308	1,013,055
Jacobus A. J. Steffens (6) Executive Vice President, General Manager -- International	2007	422,547	--	185,027	86,951	316,910	79,778	1,091,213
Paul F. West (7) Former President and Chief Operating Officer	2007	290,675	12,370	408,210	215,965	50,000	41,775	1,018,995

(1)

Reflects service-based deferred cash grants made in May 2007 that vest in May 2008, provided the named executive officer is employed by us at the time of vesting. Award amount equals 3% of the base salary plus bonus paid to the named executive officer from February 1, 2006 through January 31, 2007. For more information regarding these deferred cash grants, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program - Benefits and Perquisites."

(2)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of restricted stock awards granted in fiscal 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. For additional information, refer to note 16 to the financial statements in our Annual Report on Form 10-K for fiscal 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2007, refer to the note on Stock Plans in the financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2007 Grants of Plan-Based Awards Table for information on awards made during fiscal 2007.

(3)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of stock options granted in fiscal 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2007 grants, refer to note 16 to the financial statements in our Annual Report on Form 10-K for fiscal 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2007, refer to the note on Stock Plans in the financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2007 Grants of Plan-Based Awards Table for information on awards made during fiscal 2007.

(4)

Reflects amounts earned by the named executive officers with respect to fiscal 2007 under our Management Bonus Plan. Payments under this plan were subject to our achievement of specified performance targets. For more information regarding our Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program - Short-Term Incentives."

(5)

The following table identifies (i) perquisites and other personal benefits and quantifies those required by SEC rules to be quantified and (ii) all other compensation required by SEC rules to be separately identified and quantified:

         Fiscal 2007 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)(a)		Tax Reimbursements ($)(b)	Executive Disability Insurance Premiums ($)(c)	Life Insurance Premiums ($)(d)	Company Contributions to 401(k) Plans ($)(e)	Total ($)

E. Scott Beattie	2007	42,720	(f)	5,897	4,757	1,080	9,000	63,454
Stephen J. Smith	2007	23,500		5,872	--	1,037	10,484	40,893
Ronald L. Rolleston	2007	23,800		7,224	2,934	950	10,354	45,262
Joel B. Ronkin	2007	34,689	(f)	4,591	1,195	922	10,911	52,308
Jacobus A. J. Steffens	2007	79,778	(g)	--	--	--	--	79,778
Paul F. West	2007	26,200		5,692	3,275	720	5,888	41,775

(a)

Includes car allowance and personal tax preparation and financial planning services. Except as noted below with respect to Mr. Steffens, no individual perquisite or personal benefit for any named executive officer exceeded $25,000.

(b)	Reflects tax reimbursements on personal tax and financial planning services and on executive disability insurance premiums.

(c)	Reflects executive disability insurance premiums paid or reimbursed by us.

(d)	Reflects term life insurance premiums paid or reimbursed by us.

(e)	Reflects matching contributions made by us under our 401(k) plan.

(f)

Includes expenses paid by us in connection with guests or family accompanying Mr. Beattie and Mr. Ronkin on business travel. In the case of Mr. Beattie, legal fees paid by us for immigration related matters also are included.

(g)	Includes $59,150 of secondary school tuition paid by us for Mr. Steffens' children. Does not include $56,358 of employee benefit contributions made by us for Mr. Steffens as required by Swiss law.

(6)

Mr. Steffens is based in Geneva, Switzerland, and he is paid in Swiss francs. Amounts were converted to U.S. dollars using an exchange rate of 1.23229 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2006 to June 30, 2007, as quoted on www.oanda.com.

(7)

Effective on August 16, 2006, Mr. West was elected to the board of directors as vice chairman and ceased serving as our president and chief operating officer. Mr. West continues to serve as a non-executive employee.

Fiscal 2007 Grants of Plan-Based Awards Table
Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($ / SH)		Grant Date Fair Value of Stock and Option Awards(5) ($)

			Target ($)		Maximum ($)		Threshold (#)	Target (#)

E. Scott Beattie	8/15/2006	8/15/2006	618,800		928,200								--
	8/21/2006	8/15/2006					7,900	15,800					237,000
	8/21/2006	8/15/2006							15,800				237,000
	8/21/2006	8/15/2006								67,300	15.00	(6)	393,705
Stephen J. Smith	8/15/2006	8/15/2006	180,000		270,000								--
	8/21/2006	8/15/2006					2,800	5,600					84,000
	8/21/2006	8/15/2006							5,600				84,000
	8/21/2006	8/15/2006								24,000	15.00	(6)	140,400
Ronald L. Rolleston	8/15/2006	8/15/2006	165,000		247,500								--
	8/21/2006	8/15/2006					2,350	4,700					70,500
	8/21/2006	8/15/2006							4,700				70,500
	8/21/2006	8/15/2006								20,000	15.00	(6)	117,000
Joel B. Ronkin	8/15/2006	8/15/2006	160,000		240,000								--
	8/21/2006	8/15/2006					3,550	7,100					106,500
	8/21/2006	8/15/2006							7,100				106,500
	8/21/2006	8/15/2006								30,000	15.00	(6)	175,500
Jacobus A. J. Steffens	8/15/2006	8/15/2006	211,274	(7)	316,910	(7)							--
	8/21/2006	8/15/2006					1,200	2,400					36,000
	8/21/2006	8/15/2006							2,400				36,000
	8/21/2006	8/15/2006								10,000	15.00	(6)	58,500
Paul F. West	1/31/2007	1/31/2007	--		--		--	--	--	6,000	18.90	(8)	44,340

(1)

These columns show the potential value of the bonus payout for each named executive officer under our Management Bonus Plan for 2007 if the target and maximum EPS goals were satisfied in fiscal 2007. We achieved our "superior" EPS target for fiscal 2007. Accordingly, the "maximum" amounts set forth in these columns were paid to the named executive officers for fiscal 2007, as reflected in the Fiscal 2007 Summary Compensation Table. For more information regarding our Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program - Short-Term Incentives."

(2)

These columns show the number of shares of PBRS granted in fiscal 2007 under our 2004 Stock Incentive Plan to the named executive officers. Vesting of these shares of PBRS will occur on the second business day after our financial results for the fiscal year ending June 30, 2009 are announced if we achieve a specified cumulative EPS (our goal target) for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009 (the measurement period) and the named executive officer is still employed with us at that time. In addition, 50% of these shares of PBRS may vest if our cumulative EPS for the measurement period reach a threshold target. For cumulative EPS results between the threshold target and the goal target, the number of shares of PBRS that vest will be determined based on interpolation.

(3)

Reflects the number of shares of SBRS granted in fiscal 2007 under our 2004 Stock Incentive Plan to the named executive officers. These shares of SBRS vest over a three year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time.

(4)

Reflects the number of stock options granted in fiscal 2007 under our 2004 Stock Incentive Plan to the named executive officers. These stock options vest over a three year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time. These stock options will expire ten years from the date of grant.

(5)

Reflects the full grant date fair value under SFAS 123R of the PBRS, SBRS and stock options granted in fiscal 2007 to the named executive officers. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For PBRS and SBRS awards, fair value is calculated using the closing price of our common stock on the grant date of $15.00 per share. For stock options (other than those granted to Mr. West), fair value is calculated using the Black-Scholes model value on the grant date of $5.85 per share. The fair value of the stock options granted to Mr. West was $7.39 per share on the date of grant, as calculated using the Black-Scholes model. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. For additional information, refer to note 16 to the financial statements in our Annual Report on Form 10-K for fiscal 2007, as filed with the SEC.

(6)	Reflects the exercise price of the stock options granted, which was the closing price of our common stock on the August 21, 2006 grant date.

(7)

Amounts were converted to U.S. dollars using an exchange rate of 1.23229 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2006 to June 30, 2007, as quoted on www.oanda.com.

(8)	Reflects the exercise price of the stock options granted, which was the closing price of our common stock on the January 31, 2007 grant date.

Outstanding Equity Awards at 2007 Fiscal Year-End
	Option Awards						Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

E. Scott Beattie	2/28/1998	400,000	--		12.50	2/28/2008	3/10/2004				14,083	(8)	341,654
	1/31/2001	400,000	--		13.31	1/31/2011	3/22/2005				108,800	(9)	2,639,488
	3/22/2002	135,000	--		11.33	3/22/2012	8/10/2005				29,800	(10)	722,948
	6/25/2003	75,600	--		13.04	6/25/2013	8/21/2006				15,800	(11)	383,308
	3/10/2004	71,300	--		21.60	3/10/2014	8/21/2006	15,800	(7)	383,308
	8/10/2005	21,866	43,734	(4)	23.40	8/10/2015
	8/21/2006	--	67,300	(5)	15.00	8/21/2016
Stephen J. Smith	5/03/2001	100,000	--		18.16	5/3/2011	3/10/2004				3,333	(8)	80,859
	3/22/2002	40,000	--		11.33	3/22/2012	3/22/2005				18,000	(9)	436,680
	6/25/2003	18,000	--		13.04	6/25/2013	8/10/2005				6,800	(10)	164,968
	3/10/2004	16,900	--		21.60	3/10/2014	8/21/2006				5,600	(11)	135,856
	8/10/2005	5,000	10,000	(4)	23.40	8/10/2015	8/21/2006	5,600	(7)	135,856
	8/21/2006	--	24,000	(5)	15.00	8/21/2016
Ronald L. Rolleston	1/31/2001	24,796	--		13.31	1/31/2011	3/10/2004				2,166	(8)	52,547
	3/22/2002	20,000	--		11.33	3/22/2012	3/22/2005				24,000	(9)	582,240
	6/25/2003	10,000	--		13.04	6/25/2013	8/10/2005				6,800	(10)	164,968
	3/10/2004	11,000	--		21.60	3/10/2014	8/21/2006				4,700	(11)	114,022
	8/10/2005	5,000	10,000	(4)	23.40	8/10/2015	8/21/2006	4,700	(7)	114,022
	8/21/2006	--	20,000	(5)	15.00	8/21/2016
Joel B. Ronkin	10/6/2000	30,750	--		8.44	10/6/2010	3/10/2004				2,166	(8)	52,547
	1/31/2001	30,000	--		13.31	1/31/2011	3/22/2005				27,000	(9)	655,020
	3/22/2002	25,000	--		11.33	3/22/2012	8/10/2005				8,000	(10)	194,080
	6/25/2003	10,000	--		13.04	6/25/2013	8/21/2006				7,100	(11)	172,246
	3/10/2004	11,000	--		21.60	3/10/2014	8/21/2006	7,100	(7)	172,246
	8/10/2005	5,833	11,667	(4)	23.40	8/10/2015
	8/21/2006	--	30,000	(5)	15.00	8/21/2016
Jacobus A. J. Steffens	3/22/2002	8,333	--		11.33	3/22/2012	3/10/2004				2,166	(8)	52,547
	6/25/2003	10,000	--		13.04	6/25/2013	3/22/2005				24,000	(9)	582,240
	3/10/2004	11,000	--		21.60	3/10/2014	8/10/2005				5,700	(10)	138,282
	8/10/2005	4,166	8,334	(4)	23.40	8/10/2015	8/21/2006				2,400	(11)	58,224
	8/21/2006	--	10,000	(5)	15.00	8/21/2016	8/21/2006	2,400	(7)	58,224
Paul F. West	10/6/2000	60,750	--		8.44	10/6/2010	3/10/2004				7,333	(8)	177,899
	1/31/2001	52,489	--		13.31	1/31/2011	3/22/2005				54,000	(9)	1,310,040
	3/22/2002	65,000	--		11.33	3/22/2012	8/10/2005				14,800	(10)	359,048
	6/25/2003	36,960	--		13.04	6/25/2013
	3/10/2004	37,100	--		21.60	3/10/2014
	8/10/2005	10,866	21,734	(4)	23.40	8/10/2015
	1/31/2007	--	6,000	(6)	18.90	1/31/2017

(1)	This column reflects the number of shares of SBRS granted to the respective named executive officer that had not yet vested as of June 30, 2007.

(2)	This column reflects the number of shares of PBRS and MBRS granted to the named executive officer that had not yet vested as of June 30, 2007.

(3)	Determined based on the closing market price of our common stock on June 29, 2007, the last trading day in fiscal 2007, of $24.26.

(4)

Stock options granted on August 10, 2005 that vest over a three year period in equal thirds on each anniversary of the date of grant if the named executive officer is still employed by us at that time. The amount shown reflects two-thirds of the original stock option grant. An additional one-third of the original amount of this stock option grant vested for each named executive officer in August 2007.

(5)

Stock options granted on August 21, 2006, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time. One-third of this grant of stock options vested for each named executive officer in August 2007.

(6)

Stock options granted in January 31, 2007 to Mr. West in his capacity as a director, consistent with the stock option grants made to non-employee directors. This grant of stock option vests on November 15, 2009, provided that Mr. West is still serving as a member of our board of directors at that time.

(7)

SBRS award granted on August 21, 2006, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time. One-third of this SBRS award vested for each named executive officer in August 2007.

(8)

PBRS award granted on March 10, 2004 that vests in equal thirds over three years if we achieve a cumulative average annualized increase in EPS of 10%, provided that the named executive officer is still employed by us at the time of vesting. Amounts reflect remaining third of the PBRS award that vested in August 2007 because we achieved a cumulative average annualized increase in EPS of 10% during fiscal 2007.

(9)

MBRS award granted on March 22, 2005 that vests in full three, four, five or six years from the date of grant if our total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four, five or six-year period from the date of grant and the named executive officer is still employed by us at that time. If our total shareholder return does not exceed the total shareholder return of the Russell 2000 Index over one of these measurement periods, the MBRS awards will not vest and will be forfeited.

(10)

Reflects unvested portion of PBRS award granted on August 10, 2005 that may vest on August 10, 2008 if we achieve a 10% cumulative average annualized increase in EPS over the measurement period of July 1, 2005 through June 30, 2008 and the named executive officer is still employed by us at that time. One-third of the original PBRS award granted on August 10, 2005 has been forfeited because we did not achieve a 10% cumulative average annualized increase in EPS over the measurement period of July 1, 2005 through June 30, 2007. For additional information, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program - Long-Term Stock Incentives - Fiscal 2008 Grants and Forfeitures - Forfeiture of Performance-Based Restricted Stock."

(11)

PBRS award granted on August 21, 2006 that vests two business days after our financial results for the fiscal year ending June 30, 2009 are publicly announced, but only if we achieve a specified cumulative EPS target and the named executive officer is still employed by us at that time.

Option Exercises and Stock Vested in Fiscal 2007
	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)

E. Scott Beattie	7,500	74,175	(3)	15,869	(4)	259,258
Stephen J. Smith	--	--		4,107	(5)	69,667
Ronald L. Rolleston	25,204	242,271	(6)	2,870	(7)	50,019
Joel B. Ronkin	--	--		2,810	(8)	48,600
Jacobus A. J. Steffens	--	--		2,167	(9)	33,393
Paul F. West	7,511	11,098	(10)	8,537	(11)	141,476

(1)	Value based on market value of our common stock at the time of exercise, minus the exercise price.

(2)	Value based on the closing market price of our common stock on the applicable vesting date.

(3)	Mr. Beattie exercised options to purchase 7,500 shares of common stock on December 22, 2006 at an exercise price of $9.38 per share.

(4)	Shares represent 14,083 shares of PBRS that vested on August 18, 2006, and 1,786 shares of SBRS that vested on May 11, 2007.

(5)	Shares represent 3,333 shares of PBRS that vested on August 18, 2006, and 774 shares of SBRS that vested on May 11, 2007.

(6)

Mr. Rolleston exercised options to purchase 5,204 shares of common stock on October 12, 2006 at an exercise price of $13.3125 per share, and options to purchase 20,000 shares of common stock on February 14, 2007 at an exercise price of $11.33 per share.

(7)	Shares represent 2,167 shares of PBRS that vested on August 18, 2006, and 703 shares of SBRS that vested on May 11, 2007.

(8)	Shares represent 2,167 shares of PBRS that vested on August 18, 2006, and 643 shares of SBRS that vested on May 11, 2007.

(9)	Shares represent 2,167 shares of PBRS that vested on August 18, 2006.

(10)	Mr. West exercised options to purchase 7,511 shares of common stock on September 8, 2006 at an exercise price of $13.3125 per share.

(11)	Shares represent 7,333 shares of PBRS that vested on August 18, 2006, and 1,204 shares of SBRS that vested on May 11, 2007.

Potential Payments Upon Termination or Change of Control

          Our severance policy provides for severance benefits upon the following triggering events: (i) a termination of the employment of a named executive officer by us without "cause," or (ii) a termination of the employment of a named executive officer by us without "cause" or by the named executive officer for "good reason," either of which occurs within two years of the consummation of a "change of control" involving us. Our severance policy and the terms "cause," "good reason," and "change of control," are discussed in more detail under "Compensation Discussion and Analysis - Severance Policy and Change of Control." The table below assumes that the triggering events under the severance policy occurred on June 30, 2007.

          In addition, our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the stock incentive plans, all unvested stock options granted and restricted stock awarded to our employees, including our named executive officers, would automatically become fully vested. All unvested stock option awards and a portion of unvested restricted stock awards also vest upon the termination of an executive officer's employment due to death or permanent disability. The following table shows the value of unvested stock options and restricted stock awards that would vest upon the specified triggering event, based on our closing market price of $24.26 on June 29, 2007, the last trading day of fiscal 2007.
		Termination

Name	Benefit	Without Cause(1)		Without Cause or For Good Reason Within 2 Years After Change of Control(2)		Change of Control(3)	Death or Permanent Disability(3)

E. Scott Beattie	Cash	$1,456,000		$2,738,973		$--	$--
	Option vesting	--		--		660,809	660,809
	Restricted stock vesting	--		--		4,470,706	1,986,212

	Total	$1,456,000		$2,738,973		$5,131,515	$2,647,021

Stephen J. Smith	Cash	$360,000		$676,145		$--	$--
	Option vesting	--		--		230,840	230,840
	Restricted stock vesting	--		--		954,219	420,903

	Total	$360,000		$676,145		$1,185,059	$651,743

Ronald L. Rolleston	Cash	$330,000		$615,046		$--	$--
	Option vesting	--		--		193,800	193,800
	Restricted stock vesting	--		--		1,027,799	435,047

	Total	$330,000		$615,046		$1,221,599	$628,847

Joel B. Ronkin	Cash	$320,000		$530,025		$--	$--
	Option vesting	--		--		287,834	287,834
	Restricted stock vesting	--		--		1,246,139	512,476

	Total	$320,000		$530,025		$1,533,973	$800,310

Jacobus A. J. Steffens	Cash	$422,547	(4)	$758,304	(4)	$--	$--
	Option vesting	--		--		99,767	99,767
	Restricted stock vesting	--		--		889,517	387,740

	Total	$422,547		$758,304		$989,284	$487,507

Paul F. West	Cash	$--		$--		$--	$--
	Option vesting	--		--		50,851	50,851
	Restricted stock vesting	--		--		1,846,987	888,582

	Total	$--		$--		$1,897,838	$939,433

(1)

Severance benefit for termination without cause (other than upon a change of control or due to death or permanent disability) equals 24 months of base salary for our chief executive officer and 12 months of base salary for our other named executive officers, and is payable in a lump sum.

(2)

Severance benefit for termination without cause by us or by the named executive officer for good reason, either of which occurs within two years of a change of control, equals 2.99 times the "base amount" for our chief executive officer and 1.5 times the "base amount" for our other named executive officers, and is payable in a lump sum. Mr. West is not eligible for benefits under the severance policy. "Base amount" is the average annual salary plus average bonus paid to a named executive officer during the most recently completed five fiscal years. In 2004, we changed our fiscal year end from January 31 to June 30. As a result, the amounts set forth in this column have been calculated using the average annual base salary plus average bonus paid to the named executive officer during the 65 month period from February 1, 2002 through June 30, 2007.

(3)

Reflects value of accelerated vesting of stock options calculated based on the difference between the exercise price of stock options not yet vested at June 30, 2007 and our closing market price of $24.26 on June 29, 2007, the last trading day of fiscal 2007. Also reflects value of accelerated vesting of restricted stock not yet vested on June 29, 2007, based on our closing market price on June 30, 2007 of $24.26. Stock options that vest on an accelerated basis due to death remain exercisable by the named executive officer's estate for 12 months after death. Stock options that vest on an accelerated basis due to permanent disability remain exercisable for six months after the permanent disability. Stock options that vest on an accelerated basis due to a change of control remain exercisable for 90 days after the change of control. The term "change of control" has substantially the same meaning under our stock incentive plans as under our severance policy.

(4)

Mr. Steffens is paid in Swiss francs. Amounts were converted to U.S. dollars using an exchange rate of 1.23229 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2006 to June 30, 2007, as quoted on www.oanda.com

Distinguishing "Received" Pay from "Reported" Pay

          In reviewing our executive compensation, it is important to distinguish the compensation opportunities that we have provided to our named executive officers in fiscal 2007 from the compensation that was actually received or realized by our named executive officers. The increasing complexity of the standards of financial accounting and reporting related to stock-based executive compensation has made it difficult for investors to assess this information and has, at times, caused confusion between what might be called "reported" pay versus "received" pay, or the amount of compensation received by an executive. We have provided an additional compensation table below in order to highlight the often dramatic difference between compensation reported to reflect accounting costs, and compensation that reflects what an executive has actually received.

          The table below shows the compensation received by each of our named executive officers for fiscal 2007. This table includes:

—	salaries paid during fiscal 2007,

—	incentive bonuses earned for fiscal 2007,

—

the value of shares of common stock acquired upon the exercise of stock options in fiscal 2007 based on the market value of our common stock at the time of exercise (the actual value will depend on any proceeds received upon the ultimate sale of stock),

—	the value of restricted stock that vested in 2007 based on the closing price on the vesting date (the actual value will depend on any proceeds received upon the ultimate sale of stock), and

—	the amounts set forth in the "All Other Compensation" column of the Fiscal 2007 Summary Compensation Table.

Fiscal 2007 Compensation Received By Named Executive Officers
Name	Salary ($)	Incentive Bonus ($)	Value of Shares Acquired Upon Option Exercises ($)	Value of Vested Restricted Stock ($)	All Other Compensation ($)	Total ($)

E. Scott Beattie	728,000	928,200	74,175	259,258	63,454	2,053,087
Stephen J. Smith	360,000	270,000	--	69,667	40,893	740,560
Ronald L. Rolleston	330,000	247,500	242,271	50,019	45,262	915,052
Joel B. Ronkin	320,000	240,000	--	48,600	52,307	660,907
Jacobus A. J. Steffens	422,547	316,910	--	33,393	79,778	852,628
Paul F. West	290,675	50,000	11,098	141,476	41,775	535,024

Equity Compensation Plan Information

          The following table sets forth information concerning our common stock authorized for issuance under our equity compensation plans at June 30, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)

Equity compensation plans approved by security holders	3,397,968	$15.31	1,358,469	(1)
Equity compensation plans not approved by security holders	--	--	--
Total	3,397,968	$15.31	1,358,469	(1)

(1)

Of these shares of common stock, 636,192 remained available for issuance at June 30, 2007, under the Elizabeth Aden, Inc. 2002 Employee Stock Purchase Plan. See Note 16 to the financial statements in our Annual Report on Form 10-K for fiscal 2007, as filed with the SEC.

AUDIT COMMITTEE REPORT

          The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal control over financial reporting, the audits of our financial statements, the review of quarterly financial statements and critical accounting policies, and also carries out such other duties as directed by the board of directors. The audit committee selects the independent registered public accounting firm that performs the audit of our financial statements and issues an attestation report regarding our internal control over financial reporting, negotiates and approves the fees paid for such services and evaluates their performance. The audit committee also approves the engagement of the independent registered public accounting firm for non-audit services permissible under applicable laws and negotiates and approves the fees paid for such services.

          Elizabeth Arden's management is responsible for the preparation, presentation and integrity of our financial statements and internal controls and for the application of accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company's independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing an attestation report on our internal control over financial reporting. Although the audit committee members possess broad experience in analyzing and reviewing financial statements, we are not professional auditors, and our functions are not intended to duplicate or to certify the actions of management and the independent registered public accounting firm.

          The audit committee reviewed and discussed with management our audited financial statements for fiscal 2007. The committee also discussed with PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, the results of the audit and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and the company's internal control over financial reporting.

          The audit committee also considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the company is compatible with maintaining the auditors' independence. The audit committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees," and discussed with PricewaterhouseCoopers LLP their independence from the company, including any relationships that may impact their independence. The audit committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

          Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Elizabeth Arden's annual report on Form 10-K for the fiscal year ended June 30, 2007 for filing with the SEC.

Fred Berens (Chairperson)
Maura J. Clark
William M. Tatham

PROPOSAL 2 --
APPROVAL OF THE AMENDMENT TO THE
2004 STOCK INCENTIVE PLAN

General

          At the annual meeting, our shareholders will be asked to approve an amendment to the 2004 Stock Incentive Plan (the 2004 Plan). The 2004 Plan was adopted in May 2004 by our board of directors and approved in June 2004 by our shareholders. Currently, 2,000,000 shares of our common stock are authorized to be issued under the 2004 Plan. As of September 24, 2007, there were outstanding under the 2004 Plan (i) 1,021,985 options to purchase shares of our common stock, and (ii) 759,206 shares of unvested restricted stock, leaving only 151,137 shares remaining available under the 2004 Plan for additional awards. In addition, as of September 24, 2007, under all of our employee and non-employee director stock option and incentive plans (other than our Employee Stock Purchase Plan, but including the 2004 Plan), there were a total of (i) 3,441,410 options to purchase shares of our common stock outstanding, with a weighted average exercise price of $16.29 per share and a weighted average remaining term of 5.6 years, (ii) 877,606 shares of unvested restricted stock outstanding, and (iii) 408,502 shares remaining available for additional awards, of which 257,000 are available for grants of stock options under our 2004 Non-Employee Director Stock Option Plan. On October 1, 2007, the closing price on the Nasdaq Global Select Market of our common stock, par value $0.01 per share, was $27.80.

          On October 1, 2007, our compensation committee adopted, subject to shareholder approval, an amendment to the 2004 Plan to (i) increase to 2,700,000 (from 2,000,000) the number of shares of common stock available for grant under the 2004 Plan, provided that no more than 300,000 of such additional shares of common stock may be granted as awards that may be paid or settled in common stock and that are not stock options or stock appreciation rights, (ii) reaffirm the business criteria and limits that may be used in establishing performance-based awards, and (iii) make certain other administrative revisions. These amendments are set forth in the Amendment to the 2004 Stock Incentive Plan attached to this proxy statement as Annex A.

Reasons for the Amendment

          The compensation committee believes that it is in our best interest to increase the maximum number of shares of common stock available for grant under the 2004 Plan so as to maintain the purposes of the 2004 Plan, which are to (a) provide incentives that will attract, retain and motivate highly competent persons as officers and employees of, and others who provide services to, us and our subsidiaries and affiliates, by providing them opportunities to acquire shares of our common stock or to receive monetary payments based on the value of such shares as described in the 2004 Plan, and (b) assist in further aligning the interests of our officers, employees and other individual service providers to those of our other shareholders.

          The compensation committee based its determination to seek the increase of 700,000 shares in the number of shares available for issuance under the 2004 Plan on a number of factors, including the recommendations of Mercer. Mercer's recommendations are based on several factors, including (a) its review of equity grant practices for our industry peer group, (b) our adopted long-term incentive pay strategy that emphasizes performance-based equity grants to our executives, and (c) outstanding and projected stock incentive grant levels under the 2004 Plan.

          In order for performance-based awards granted under the 2004 Plan to certain of our executive officers to qualify for the performance-based compensation exemption of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), the business criteria used to determine such performance-based awards, and the maximum amount of performance-based compensation that may be paid pursuant to the 2004 Plan to any of the covered executive officers in any year, must be approved by shareholders every five years. The Amendment to the 2004 Plan reaffirms the business criteria originally set forth in the 2004 Plan and described below under "Performance-Based Awards" and the original plan limits set forth below under "Award Limits." Accordingly, shareholder approval of the Amendment to the 2004 Plan is intended to satisfy this re-approval requirement under Section 162(m) of the Code.

          The Amendment to the 2004 Plan also makes certain administrative revisions to the 2004 Plan, including the elimination of certain provisions of our 2004 Plan that are frequently labeled as "liberal share counting" provisions. These "liberal share counting" provisions currently permit us to reissue shares tendered or surrendered to us by the award recipient to pay the exercise cost or tax withholding upon exercise or vesting of grants and to use "net counting" of shares issued for stock option or stock appreciation right exercises (i.e., permitting us to reduce the number of shares available for further issuance under the 2004 Plan only by the number of shares delivered in connection with the exercise of an outstanding stock option or stock appreciation right, rather than by the full number of shares underlying such exercised award). The compensation committee believes that eliminating provisions in the 2004 Plan that currently permit "liberal share counting" is consistent with the interests of shareholders and sound corporate governance practices. In addition, the Amendment to the 2004 Plan includes certain revisions that clarify that the 2004 Plan is intended to comply with recent regulations issued under Section 409A of the Code.

          The following summary of the 2004 Plan is not intended to be complete and is qualified in its entirety by reference to the 2004 Plan, which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and the proposed Amendment to the 2004 Stock Incentive Plan, a copy of which is attached as Annex A to this Proxy Statement. The Amendment to the 2004 Plan will become effective at the annual meeting of shareholders only if approved by a majority of our shareholders present and entitled to vote at the meeting.

Summary of the 2004 Stock Incentive Plan, as proposed to be amended

          Administration. The 2004 Plan will be administered by the compensation committee of the board of directors, which is comprised of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended, (ii) "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Code, and (iii) "independent directors" as defined under the applicable rules of the Nasdaq Stock Market or the SEC. The compensation committee is authorized, subject to the provisions of the 2004 Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 2004 Plan and to make such determinations and interpretations and to take such action in connection with the 2004 Plan and any Benefits (as defined below) granted as it deems necessary or advisable. Thus, among the compensation committee's powers are the authority to select officers and other employees of, and consultants and advisors to, us and our subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits, the timing of any grants, the number of shares subject to each award, the period of exercisability, the designation of options as incentive stock options (ISOs) or non-qualified stock options (NSOs) and the other terms and provisions thereof.

          Eligibility. Benefits may be awarded to officers and employees of, and consultants and advisors to, our company and our subsidiaries and affiliates as the compensation committee in its sole discretion determines to be responsible for our success and future growth and profitability. As of September 4, 2007, we had 2,850 full and part-time employees who are eligible to receive grants under the 2004 Plan. Historically however, grants have been limited to approximately 250 managerial employees, and we anticipate that the number of employees receiving grants under the 2004 Plan in the future will be less than 250.

          Common Stock Available under the 2004 Plan. Subject to shareholder approval of the proposed Amendment to the 2004 Plan, the aggregate number of shares of common stock that may be subject to Benefits (as defined below) under the 2004 Plan will be 2,700,000, which may be authorized and unissued or treasury shares, subject to any equitable adjustments that may be made as described below. Upon the granting of a Benefit that may be settled in shares of common stock, the number of shares of common stock available under the 2004 Plan for the granting of further Benefits shall be reduced by the maximum number of shares of common stock subject to the Benefit. The shares of common stock available under the 2004 Plan shall not be reduced for awards that will be settled in cash. Subject to the limits described below under "Award Limits," any shares of common stock subject to Benefits under the 2004 Plan or Benefits under our 1995 Stock Option Plan or the 2000 Stock Incentive Plan that for any reason are cancelled, terminate, expire or lapse without having been exercised shall again be available for Benefits under the 2004 Plan.

          If, in accordance with the terms of the 2004 Plan, a participant pays the option exercise price for a Stock Option or satisfies any tax withholding requirement with respect to any taxable event arising as a result of the 2004 Plan by either tendering previously owned shares of common stock to us or having us withhold shares of common stock, then such shares of common stock surrendered to pay the option exercise price for a Stock Option or used to satisfy such tax withholding requirements shall not be added to the aggregate number of shares of common stock that may be made subject to Benefits under the 2004 Plan, and are no longer available for grant or issuance under the 2004 Plan.

          Award Limits.    The maximum number of shares of common stock with respect to which Benefits may be granted or measured to any individual participant under the 2004 Plan during the term of the 2004 Plan shall not exceed 600,000 shares of common stock during any calendar year, subject to any equitable adjustments that may be made as described below. In addition, grants of Benefits that may be paid or settled in shares of common stock, other than Stock Options or Stock Appreciation Rights, made under the 2004 Plan from and after November 14, 2007 may not exceed 451,137 shares of common stock. This 451,137 share limit is comprised of the 151,137 shares available for awards under the 2004 Plan as of September 24, 2007, plus 300,000 of the 700,000 shares of common stock that are to be added to the 2004 Plan if the Amendment to the 2004 Plan is approved by shareholders.

          Notwithstanding the 451,137 share limit described in the prior paragraph, we may, however, issue or award any Benefits with respect to any shares that become available for issuance under the terms of the 2004 Plan because any Stock Award or Stock Unit that was or is issued or awarded under the 2004 Plan or the 2000 Stock Incentive Plan is canceled, terminates, expires or lapses for any reason.

          Type of Benefits. Benefits under the 2004 Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Stock Units (as such terms are defined below), which we refer to collectively as Benefits. Stock Awards, Performance Awards and Stock Units may, as determined by the compensation committee in its discretion, constitute Performance-Based Awards. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the compensation committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the 2004 Plan and any such agreements, the provisions of the 2004 Plan shall prevail. Benefits may be granted singly, in combination, or in tandem as determined by the compensation committee.

          Stock Options. Under the 2004 Plan, the compensation committee may grant awards in the form of options to purchase shares of common stock (Stock Options). Stock Options may either be ISOs, qualifying for special tax treatment, or NSOs. The compensation committee will, with regard to each Stock Option, determine the number of shares subject to the Stock Option, the manner and time of the Stock Option's exercise (but in no event later than 10 years after the date of grant) and vesting, and the exercise price per share of stock subject to the Stock Option; however, the exercise price shall not be less than 100% of the fair market value of the common stock, which is the closing price of the common stock on the date the Stock Option is granted (the Fair Market Value). The exercise price may be paid in cash or, in the discretion of the compensation committee, by the delivery of shares of our common stock then owned by the participant, or by delivery to us of (x) irrevocable instructions to deliver directly to a broker the stock certificates representing the shares for which the Stock Option is being exercised, and (y) irrevocable instructions to such broker to sell such shares for which the Stock Option is being exercised, and promptly deliver to us the portion of the proceeds equal to the Stock Option exercise price and any amount necessary to satisfy our obligation for withholding taxes, or any combination thereof. For purposes of making payment in shares of common stock, such shares shall be valued at their Fair Market Value on the date of exercise of the Stock Option and shall have been held by the participant for at least six months. The compensation committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2004 Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of common stock then owned by a participant, providing us with a notarized statement attesting to the number of shares owned, where upon verification by us, we would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option or by us retaining from the shares of common stock to be delivered upon the exercise of the Stock Option that number of shares having a Fair Market Value on the date of exercise equal to the option price of the number of shares with respect to which the participant exercises the Stock Option.

          In the case of ISOs, however, the exercise price per share of ISOs granted to any holder of our capital stock (or any subsidiary or parent corporation) possessing 10% or more of our voting power (or any subsidiary or parent corporation) will be not less than 110% of the Fair Market Value of the common stock on the date the ISO is granted.

          Stock Options granted under the 2004 Plan are exercisable at such times, in such amounts and during such period or periods as the compensation committee may determine at the date the option is granted, which period or periods will end, at the discretion of the compensation committee, not more than 10 years after the date of grant and, in the case of a person who at the date of grant owns our capital stock (or the capital stock of any subsidiary or parent corporation) representing 10% or more of our voting power (or the voting power of any subsidiary or parent corporation), not more than five years from the date of grant. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of shares subject to ISOs (under any of our plans or the plans of any subsidiary or parent corporation) that may be exercised for the first time in any calendar year exceeds $100,000, such excess will be treated as NSOs.

          Stock Appreciation Rights (SARs). The 2004 Plan authorizes the compensation committee to grant an SAR either in tandem with a Stock Option or independent of a Stock Option. A SAR is a right to receive a payment, in cash, common stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation (which shall not be greater than the Fair Market Value), of a specified number of shares of common stock on the date the right is exercised over (y) the fair market value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of common stock on the date the right is granted, all as determined by the compensation committee. Each SAR shall be subject to such terms and conditions as the compensation committee shall impose from time to time, provided that no SAR shall be exercisable more than 10 years after the date of grant.

          Restrictions on Post-Employment Exercises of Stock Options and SARs. The exercise of any Stock Option or SAR after the termination of employment of a participant with us or one of our subsidiaries shall be subject to such conditions as may be imposed by the compensation committee at the time of grant and to the satisfaction of the conditions precedent that the participant neither (i) competes with, or takes other employment with or renders services to a competitor of, ours or our subsidiaries or affiliates without our written consent, nor (ii) conducts himself or herself in a manner adversely affecting us. The compensation committee has the discretion to waive any such conditions imposed upon the grant of a Stock Option or SAR.

          Stock Awards. The compensation committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of common stock issued or transferred to participants with or without other payments therefore. Stock Awards may be subject to such terms and conditions as the compensation committee determines appropriate, including, without limitation, vesting, restrictions on the sale or other disposition of such shares, our right to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and may constitute Performance-Based Awards, as described below. The Stock Award shall specify whether the participant shall have, with respect to the shares of common stock subject to a Stock Award, all of the rights of a holder of shares of common stock, including the right to receive dividends and to vote the shares.

          Stock Units. The compensation committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards and which may be entitled to a Dividend Equivalent Right (as defined below). A Stock Unit means a notional account representing one share of common stock. A Dividend Equivalent Right means the right to receive the amount of any dividend paid on the share of common stock underlying a Stock Unit, which shall be payable in the form of cash or in the form of additional Stock Units. The compensation committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights. Upon vesting of a Stock Unit, unless the compensation committee has determined to defer payment with respect to such unit or a participant has elected to defer payment in accordance with the terms of the 2004 Plan, shares of common stock representing the Stock Units will be distributed to the participant (unless the compensation committee provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of common stock, equal to the value of the shares of common stock which would otherwise be distributed to the participant).

          Performance Awards. The 2004 Plan allows for the grant of performance awards which may take the form of any Benefits permitted under the 2004 Plan, or any combination thereof, and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment over a period to be determined by the compensation committee of certain performance targets. The length of the performance period, the performance targets to be achieved and the measure of whether and to what degree such targets have been achieved will be determined by the compensation committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the compensation committee. The participant may elect to defer, or the compensation committee may require the deferral of, the receipt of performance awards upon such terms as the compensation committee deems appropriate.

          Performance-Based Awards. Any Benefits awarded under the 2004 Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption of Section 162(m) of the Code (Performance-Based Awards). As determined by the compensation committee in its sole discretion, either the granting or vesting of such Performance-Based Awards will be based upon the achievement of various key performance indicators identified through one or more business criteria that may apply to the individual participant, one or more business units or the company as a whole. The business criteria shall be as follows, individually or in combination: (i) the attainment of certain target levels of, or a specified increase in, our enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, our after-tax or pre-tax profits including, without limitation, that attributable to our continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, our operational cash flow or working capital, or a component thereof including, without limitation, inventory and accounts receivable; (iv) the attainment of certain target levels of, or a specified decrease relating to, our operational costs and other expense targets, or a component thereof, or planning or forecasting accuracy; (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of bank debt or other of our long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the compensation committee; (vi) the attainment of a specified percentage increase in earnings per share or earnings per share from our continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, our net sales, revenues, market share, operating margin, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, our return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, our after-tax or pre-tax return on shareholders equity or total return to shareholders; (x) the attainment of certain target levels in the fair market value of our common stock; (xi) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; and (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before interest, taxes, depreciation and amortization). In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.

          With respect to Performance-Based Awards, the compensation committee shall establish in writing, (x) the goals applicable to a given period and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained, and (y) the individual employees or class of employees to which such performance-based goals apply, no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the compensation committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

          Equitable Adjustments and Change in Control. The 2004 Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to our shareholders. The 2004 Plan contains provisions for the acceleration of exercisability or vesting of Benefits in the event of a "change in control" (as defined in the 2004 Plan) involving us, including the cash settlement of such Benefits.

          Foreign Laws. The compensation committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the compensation committee as necessary to comply with applicable foreign laws or avoid unfavorable tax treatment to a participant. The compensation committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted to such individuals and no action may be taken which would result in a violation of the Securities Exchange Act of 1934, as amended, the Code or any other applicable law.

          Other Terms of Benefits. The 2004 Plan provides that Benefits shall not be transferable other than by will or the laws of descent and distribution. The compensation committee shall determine the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. Notwithstanding the foregoing, other than with respect to incentive stock options, the compensation committee may permit the transferability of an award by a participant to the participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or certain entities owned by such persons.

          Duration, Amendment and Termination of 2004 Plan. No Benefit shall be granted under the 2004 Plan after May 10, 2014. The compensation committee reserves the right to amend, suspend or terminate the 2004 Plan at any time, subject to the rights of participants with respect to any outstanding Benefits. No amendment of the 2004 Plan may be made without approval of our shareholders if the amendment will: (i) disqualify any ISOs granted under the 2004 Plan; (ii) increase the total number of shares which may be issued under the 2004 Plan; (iii) increase the maximum number of shares with respect to stock options, SARs and other Benefits that may be granted to any individual under the 2004 Plan; (iv) change the types of factors on which Performance-Based Awards are to be based under the 2004 Plan; (v) modify a Benefit to reduce the exercise price thereof or to substitute a Benefit at a lower price in exchange for the higher price Benefit; (vi) modify the 2004 Plan in any way that would require shareholder approval under any regulatory requirement that the compensation committee determines applicable; or (vii) modify the requirements as to eligibility for participation in the 2004 Plan.

          Awards under the 2004 Plan. Because the compensation committee has the authority to grant awards under the 2004 Plan, as proposed to be amended by the Amendment to the 2004 Plan, in its discretion, we cannot currently determine the future benefits or amounts that may be received under the 2004 Plan by our named executive officers, current executive officers as a group, current non-executive directors as a group, or all employees who are not executive officers as a group.

Federal Income Tax Consequences Relating to the 2004 Stock Incentive Plan

          Certain Federal Income Tax Consequences. The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the 2004 Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary of U.S. federal tax consequences and does not include tax consequences under foreign laws.

          Incentive Stock Options. ISOs granted under the 2004 Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

          An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by us from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three-month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NSO and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights."

          Further, if after exercising an ISO, an employee disposes of the common stock acquired more than two years from the date of grant and more than one year from the date of transfer of the common stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period -- thereby making a "disqualifying disposition" -- the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and any remaining income would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sale proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain, if any, realized on the sale.

          An employee who exercises an ISO by delivering common stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of common stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares.

          We will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the common stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable, subject to the limitations of Sections 280G and 162(m) of the Code (discussed below).

          Non-Qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options granted under the 2004 Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash or the fair market value of the shares received.

          The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of an NSO, we may satisfy the liability in whole or in part by withholding shares of common stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

          A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable, subject to the limitations of Sections 280G and 162(m) of the Code.

          If an individual exercises an NSO by delivering shares of common stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash and we likewise generally will be entitled to an equivalent tax deduction.

          Other Awards. With respect to other Benefits under the 2004 Plan that are settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the common stock received.

          With respect to Benefits under the 2004 Plan that are settled in shares of common stock that are restricted as to transferability or subject to a substantial risk of forfeiture -- absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) Election") -- an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the common stock as of that date over the price paid for such award, if any.

          The ordinary income recognized with respect to the receipt of cash, shares of common stock or other property under the 2004 Plan will be subject to both wage withholding and other employment taxes.

          We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable, subject to the limitations of Sections 280G and 162(m) of the Code.

          Dividends and Dividend Equivalents. To the extent Benefits under the 2004 Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the 2004 Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

          Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change in control" (as defined in the 2004 Plan) involving us, including payments under the 2004 Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years ending before the year in which the change in control occurs), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to us and the individual would be subject to a 20% excise tax on such portion of the payments.

          Certain Limitations on Deductibility of Executive Compensation. Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. However, compensation that qualifies as performance-based compensation and that has been approved by our shareholders is exempted from this cap on deductibility. The 2004 Plan is intended to comply with Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2004 STOCK INCENTIVE PLAN.

PROPOSAL 3 --
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the audit of our consolidated financial statements for the fiscal year ending June 30, 2008. The appointment of the independent registered public accounting firm by the audit committee is submitted annually for ratification by the shareholders. Although shareholder approval is not required, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2008.

Fees Paid to PricewaterhouseCoopers LLP

          The following table shows the fees paid to PricewaterhouseCoopers LLP for the audit of the financial statements and internal control over financial reporting and other services provided for the fiscal years ended June 30, 2007 and 2006, respectively:

	Fiscal Year Ended

	June 30, 2007	June 30, 2006

Audit fees	$1,611,601	$1,675,620
Audit-related fees	0	0
Tax fees	748,281	371,109
All other fees	23,858	2,071

Total	$2,383,740	$2,048,800

          Audit Fees.  Audit fees consisted principally of fees for audit work performed on the consolidated financial statements and internal controls over financial reporting included in our Annual Report on Form 10-K for fiscal 2007, the quarterly reviews of the financial statements included in our Form 10-Qs and services that are normally provided by our independent registered public accounting firm in connection with statutory audits and SEC regulatory filings or engagements.

          Audit-Related Fees.  Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit or review of our financial statements. There were no audit-related fees paid in fiscal 2007 or fiscal 2006.

          Tax Fees.  The tax fees listed above consisted of fees for assistance with matters related to such services as domestic and international tax planning, tax compliance, including tax filings, tax audits and general tax advice. Of these fees in fiscal 2007, approximately $375,000 related to a research and development tax credit study.

          All Other Fees.  The other fees listed above consisted of fees for any services not included in the first three categories.

          Pre-Approval Policies and Procedure for Audit and Permitted Non-Audit Services. The audit committee has developed policies and procedures regarding the approval of all non-audit services that are to be rendered by the independent registered public accounting firm, as permitted under applicable laws, and the corresponding fees for such services. In situations where the full audit committee is unavailable to pre-approve any permitted non-audit services to be rendered by the independent registered public accounting firm: (i) our chief financial officer and general counsel will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the SEC or Nasdaq, (ii) following such confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether we should engage the independent registered public accounting firm for such permitted non-audit services and, if so, negotiate the terms of the engagement with the independent registered public accounting firm, and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of the independent registered public accounting firm for permitted non-audit services that have been approved by the chairperson. Alternatively, after confirmation by the chief financial officer and the general counsel, the full committee may pre-approve engagements of the independent registered public accounting firm at audit committee meetings.

          Consistent with these policies and procedures, all audit services and non-audit services and all fees associated with such services performed by our independent registered public accounting firm in the fiscal years ended June 30, 2007 and 2006 were pre-approved by the chairperson of the audit committee and ratified by the audit committee or approved by the full audit committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS OF
BOARD MEMBERS FOR THE 2008 ANNUAL MEETING

          If a shareholder intends to present a proposal for action at the 2008 annual meeting of shareholders and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of the company by June 14, 2008. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

          Our by-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the board of directors. In general, in order for a shareholder proposal or director nomination to be properly brought before the 2008 annual meeting, written notice of such shareholder proposal or director nomination must be received by the Secretary of the company no later than 90 days in advance of the 2008 annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the 2007 annual meeting.

          A notice of a shareholder proposal shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our corporate books, of the shareholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

          A shareholder director nomination must contain the following information: (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of our common stock which are beneficially owned by each such nominee, (iv) such other information concerning each such nominee as would be required, under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director, and (v) a signed consent of each such nominee to serve as a director, if elected.

          If the presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with our by-laws or SEC rules, we may disregard that proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2008 annual meeting of shareholders, but the proposal complies with the advance notice procedure prescribed by our by-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

          Proposals should be addressed to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027 and nominations should be sent to the attention of the Nominating and Corporate Governance Committee c/o Secretary at the same address.

GENERAL INFORMATION

          Expenses of Solicitation. We will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

          Multiple Shareholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as "householding." Shareholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a "householding" consent previously provided to a bank, broker, or other nominee, the shareholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a shareholder wishes to receive a separate proxy statement for the 2007 Annual Meeting or a 2007 Annual Report, the shareholder may receive printed copies by contacting Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, Miramar, Florida 33027 or by calling (954) 364-6900.

          Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

          Other Matters. The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Form 10-K

          Shareholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including the financial statements required to be filed with the SEC, without charge, upon written request to Elizabeth Arden, Inc., Attention: Secretary, 2400 S.W. 145th Avenue, Miramar, Florida 33027.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida
October 12, 2007

ANNEX A

ELIZABETH ARDEN, INC.
Amendment to 2004 Stock Incentive Plan

          This Amendment to the Elizabeth Arden, Inc. 2004 Stock Incentive Plan (the "Amendment") is executed as of _____ ____, 2007 by Elizabeth Arden, Inc., a Florida corporation (the "Company").

          WHEREAS, the Company desires to amend the 2004 Stock Incentive Plan (the "Plan") as set forth herein to (i) increase to 2,700,000 (from 2,000,000) the number of shares of common stock available for grant under the Plan, provided that no more than 300,000 of such additional shares of common stock may be granted as restricted stock grants or stock units, (ii) reaffirm the performance measures to which performance-based awards made under the Plan may be subject, (iii) eliminate provisions frequently labeled as "liberal share counting" by institutional investors (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the "net counting" of shares issued for stock option or stock appreciation right exercises), and (iv) make certain other administrative revisions.

          NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date of shareholder approval of this Amendment.

1.       Capitalized terms used but not defined herein shall have the meaning given such terms in the Plan.

2.       Section 5 of the Plan is hereby deleted in its entirety and replaced with the following:

           5.      Common Stock.

                    (a)    Common Stock Available Under the Plan.    Subject to the provisions of this Section 5 and to any adjustments made in accordance with Section 12 hereof, the aggregate number of shares of Common Stock that may be subject to Benefits granted under this Plan shall be 2,700,000 shares of Common Stock, which may be authorized and unissued or treasury shares.

                    (b)    Award Limits.    Notwithstanding anything contained herein to the contrary, the following provisions shall apply (subject to adjustments made in accordance with Section 12 hereof):

                             (i)    the maximum number of shares of Common Stock with respect to which Benefits may be granted or measured to any individual participant under the Plan during the term of the Plan shall not exceed 600,000 shares of Common Stock during any calendar year; and

                             (ii)    in no event shall there be issued or awarded from and after November 14, 2007 Benefits that may be paid or settled in shares of Common Stock, other than Stock Options or Stock Appreciation Rights, that cover more than 451,137 shares of Common Stock, provided, however, that the Company may issue or award any Benefits with respect to any shares that become available for issuance under the terms of the Plan because any Stock Award or Stock Unit that was or is issued or awarded under the Plan or the 2000 Stock Incentive Plan is canceled, terminates, expires or lapses for any reason.

                    (c)    Lapsed Awards and Awards Settled in Cash. Any shares of Common Stock subject to Benefits under this Plan or Benefits under the 1995 Stock Option Plan or the 2000 Stock Incentive Plan (the "Prior Plans") that for any reason are cancelled, terminate, expire or lapse without having been exercised shall again be available for Benefits under the Plan, subject to the limitation set forth in Section 5(b)(ii) above. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Benefits but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Benefits may be granted to any individual participant under the Plan.

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                    (d)    Shares Used to Pay Option Price and Withholding Taxes. If, in accordance with the terms of the Plan, a participant pays the option exercise price for a Stock Option or satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering to the Company previously owned shares of Common Stock or having the Company withhold shares of Common Stock, then such shares of Common Stock surrendered to pay the option exercise price for a Stock Option or used to satisfy such tax withholding requirements shall not be added to the aggregate number of shares of Common Stock that may be made subject to Benefits under the Plan set forth in Section 5(a) above, and are no longer available for grant or issuance under the Plan.

                    (e)    Reduction of Shares Available for Benefits. Upon the granting of a Benefit, the number of shares of Common Stock available under the Plan for the granting of further Benefits shall be reduced as follows:

                             (i)    In connection with the granting of a Benefit that may be settled in shares of Common Stock, the number of shares of Common Stock shall be reduced by the maximum number of shares of Common Stock subject to the Benefit.

                             (ii)    The shares of Common Stock available under the Plan shall not be reduced for awards that will be settled in cash.

3.        Section 9(c) of the Plan shall be deleted in its entirety and replaced with the following:

                   (c)    The Committee, in its discretion, may permit a participant to elect not to receive a distribution upon the vesting of such Stock Unit and for the Company to continue to maintain the Stock Unit on its books of account. In such event, the value of a Stock Unit shall be payable in shares of Common Stock pursuant to the agreement of deferral.

4.        The provisions of Section 10(b) of the Plan, including without limitation, the business criteria to which Performance-Based Awards may be subject, are hereby reaffirmed.

5.       Section 12(a) of the Plan shall be deleted in its entirety and replaced with the following:

          12.    Adjustment Provisions; Change in Control.

                   (a)    If there shall be any change in the Common Stock or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee shall adjust, in an equitable manner, as applicable, the number and kind of shares that may be issued under the Plan, the individual limits, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, (ii) in no event shall any adjustment be made which would cause any Incentive Stock Option granted hereunder to be treated as anything other than an incentive stock option for purposes of Section 422 of the Code, and (iii) any such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Stock Options and Stock Appreciation Rights to remain exempt from the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on participants under the Plan.

6.       The following Section 25 is added to the end of the Plan:

           25.    Compliance With Code Section 409A.    The Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Benefits granted under the Plan, by action of the Committee, without the consent of any affected participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A and the regulations promulgated thereunder.

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7.       Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the day and year first written above.

ELIZABETH ARDEN, INC.

By:

Name:

Title:

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**REVOCABLE PROXY - COMMON STOCK**

# ELIZABETH ARDEN, INC.

**ANNUAL MEETING OF SHAREHOLDERS**

**NOVEMBER 14, 2007**

**THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS**

The undersigned hereby appoints Oscar E. Marina and Beatriz Llorens Koltis as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc., with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our corporate offices at 2400 S.W. 145th Avenue, Miramar, Florida 33027, on Wednesday, November 14, 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

**(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)**

14475

ANNUAL MEETING OF SHAREHOLDERS OF

# ELIZABETH ARDEN, INC.

**November 14, 2007**

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730300000000000000 9 111407

**The Board of Directors recommends a vote FOR Proposals 1, 2 and 3**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

**Proposal 1** - Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ E. Scott Beattie
- ○ Fred Berens
- ○ Maura J. Clark
- ○ Richard C.W. Mauran
- ○ William M. Tatham
- ○ J. W. Nevil Thomas
- ○ Paul West

**INSTRUCTION:** To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their judgment, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED HEREIN, FOR THE APPROVAL OF THE AMENDMENT TO THE 2004 STOCK INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2008, AND ON OTHER MATTERS PRESENTED FOR A VOTE IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS A DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE PERSONS NAMED IN THE PROXY.**

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.